Exhibit 10.1

CREDIT AGREEMENT

dated as of

March 24, 2011

among

MACQUARIE CNL INCOME, LP

and

MACQUARIE CNL GLOBAL INCOME TRUST, INC.

and

JPMORGAN CHASE BANK, N.A.

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ARTICLE VII

Events of Default

ARTICLE VIII

Miscellaneous

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EXHIBITS:

Exhibit A - Form of Borrowing Base Certificate

Exhibit B - Form of Compliance Certificate

Exhibit C - Joinder Agreement

Exhibit D – Deed of Trust and Security Agreement [including required insurance provisions]

Exhibit E – Assignment of Rents

Exhibit F – Environmental Indemnity Agreement

SCHEDULES:

Schedule 3.05 - Properties

Schedule 3.06 - Disclosed Matters

Schedule 3.12 -Material Agreements

Schedule 3.14- Insurance

Schedule 3.15 - Capitalization and Subsidiaries

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CREDIT AGREEMENT dated as of March 24, 2011 (as it may be amended or modified from time to time, this “Agreement”), by and among MACQUARIE CNL INCOME, LP, a Delaware limited partnership (“Borrower”), MACQUARIE CNL GLOBAL INCOME TRUST, INC., a Maryland corporation (a “Loan Party”), the other Loan Parties (defined below) from time to time parties hereto and JPMORGAN CHASE BANK, N.A., a national banking association (“Lender”).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account” means, collectively, one or more controlled accounts with Lender in Borrower's name established pursuant to documentation acceptable to Lender into which otherwise unencumbered cash assets of Borrower are deposited and held, and secured by the Security Agreement.

“Actual NOI” means, subject to Lender’s approval, an amount equal to (a) the actual aggregate gross revenue from the operation of any Real Property during the three month period most recently ended, excluding any accrued revenues attributable to so-called “straight-line” rent accounting annualized; minus (b) the sum of (i) all actual expenses and other proper changes incurred in connection with the operation of the applicable Real Property during the trailing twelve month period (including real estate taxes, but excluding any management fees, debt service charges, income taxes, depreciation, amortization, capital reserves and other non-cash expenses), and (ii) an assumed management fee equal to the greater of the actual management fee currently in place or 3% of the aggregate gross revenues from the operations of the Real Property during such period. For Borrowing Base Properties owned less than twelve months, “Actual NOI” means, subject to Lender’s approval, an amount equal to (a) the actual aggregate gross revenue from the operation of any Borrowing Base Property during the three month period most recently ended, excluding any accrued revenues attributable to so-called “straight-line” rent accounting annualized; minus (b) the greater of (i) stabilized operating expenses as indicated in the most recent Lender approved appraisal or (ii) the sum of (1) all actual expenses and other proper changes incurred in connection with the operation of the applicable Borrowing Base Property during the trailing twelve month period (including real estate taxes, but excluding any management fees, debt service charges, income taxes, depreciation, amortization, capital reserves and other non cash expenses), and (2) an assumed management fee equal to the greater of the actual management fee currently in place or 3% of the aggregate gross revenues from the operations of the Borrowing Base Property during such period.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

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“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Borrowing Base Debt Yield” mean, the percentage produced by dividing the aggregate Actual NOI of all Borrowing Base Properties for the most recent applicable calculation period by the total unpaid principal of the Borrowing Base Property Loan Outstandings for the most recent applicable calculation period.

“Aggregate Borrowing Base Loan to Value” mean, the percentage produced by dividing the Borrowing Base Property Loan Outstandings for the most recent applicable calculation period by the sum of all BBP Values.

“Aggregate Debt Service Coverage Ratio” means, as of any determination date, the ratio of the aggregate Actual NOI of all Borrowing Base Properties for the most recent applicable calculation period to Annual Debt Service as of the applicable determination date.

“Agreement” has the meaning assigned to it in the preamble.

“Annual Debt Service” means, as of any date of determination, annual debt service on a loan with a principal amount equal to the unpaid principal of the Loan on the applicable date of determination, assuming (a) a fixed rate of interest per annum equal to the greater of (i) the annual yield to maturity as of such date of determination of a ten (10) year United States Treasury Note in the amount of such loan plus three percent (3.00%) per annum, or (ii) seven percent (7.00%) per annum, and (b) amortization of such loan in equal annual payments of principal and interest over a period of thirty (30) years.

“Appraisal” means a written statement setting forth an opinion of the “as-is” market value of each Borrowing Base Property that (i) has been independently and impartially prepared by a qualified appraiser directly engaged by the Lender or its agent, (ii) is a FIRREA-compliant MAI appraisal, (iii) complies with all applicable federal and state laws, regulations, and guidelines dealing with appraisals or valuations of real property, and (iv) has been reviewed as to form and content and approved by the Lender, in its reasonable judgment.

“Appraised Value” means the “as-is” value of each Borrowing Base Property, as determined by the Lender based on its review of the most current Appraisal.

“Approved Fund” has the meaning assigned to such term in Section 8.04(b).

“Approved Ground Lease” means, at any time, any ground lease (whether related to an interest in land alone or an interest in land and the improvements located thereon) with respect to any Real Property which is on terms and conditions that are acceptable to the Lender, and which the Lender may require all or any of the following terms: (a) under which a Borrowing Base Subsidiary is the lessee or holds equivalent rights (including, without limitation, as a sublessee), (b) that has a remaining term of no less than twenty-five (25) years (assuming the exercise of any applicable extension options that are exercisable at the lessee’s option) or be otherwise subject to a purchase option in favor of the lessee that is exercisable in the sole discretion of such lessee, (c) under which any required rental payment, principal or interest payment or other payment due under such lease or sublease, as applicable, from the Borrowing Base Subsidiary to the ground lessor is not more than thirty (30) days past due, (d) where no party to such lease or sublease, as applicable, is the subject of a bankruptcy event (except to the extent that (i) such Person has been subject to a proceeding under Chapter 11 of the Federal bankruptcy code, (ii) the

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applicable bankruptcy court has approved and confirmed such Person’s plan for reorganization, (iii) all statutory appeal periods with respect to such proposed plan have been exhausted without objection and (iv) such Person is performing its obligations under such approved plan), (e) where the Borrowing Base Subsidiary’s interest in the Real Property or the lease or sublease, as applicable, is not subject to (i) any Lien other than a Permitted Encumbrance or (ii) any Negative Pledge; (f) containing provisions which create an obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (g) containing provisions which permit the use of such Real Property for its then-current use; (h) containing provisions which provide for such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease; and (i) under which there exists no default or event of default by a ground lessor which default or event of default has caused or otherwise resulted in or could reasonably be expected to cause or otherwise result in any material interference with the lessee’s occupancy or other rights under the applicable ground lease.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base minus (b) the Revolving Exposure.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitment.

“Banking Services” means each and any of the following bank services provided to any Loan Party by the Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Lender from time to time establishes for Banking Services then provided or outstanding.

“BBP Value” means, as of any date of determination, the most recently obtained (or determined) Appraised Values of each Borrowing Base Property existing as of such date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Macquarie CNL Income, LP, a Delaware limited partnership.

“Borrowing” means a portion or portions of the Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Borrowings, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, the sum of (a) all monies contained in the Account, plus (b) the current market value of any Publicly Traded Equities as determined by the Lender in its sole and absolute discretion, plus (c) the sum of all applicable Collateral Value Amounts for all Borrowing Base Properties.

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“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Certifying Officer of the Borrower, in substantially the form of Exhibit A or another form which is acceptable to the Lender in its sole discretion.

“Borrowing Base Deliverables” means, with respect to each Real Property for which the Borrower seeks approval as a “Borrowing Base Property,” the following items, subject to such exceptions, deferrals and waivers as may be agreed in writing by the Lender:

(a)        evidence that counterparts of the Mortgage (and, if required by the Lender, an assignment of leases and rents and assignment of material contracts, licenses, agreements and permits) related to such Real Property have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Lender may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Lender and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(b)        a Mortgage Policy (or commitment to issue a Mortgage Policy following closing) with respect to the applicable Real Property, together with endorsements and in amounts acceptable to the Lender, issued, coinsured and reinsured by title insurers acceptable to the Lender, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens approved by the Lender and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Lender may deem necessary or desirable and as may be available in the state where such Real Property is located;

(c)        American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated as of a date satisfactory to the Lender, certified to the Lender and the issuer of the Mortgage Policies in a manner satisfactory to the Lender by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Lender, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Lender;

(d)        as reasonably required by Lender, property condition, engineering, soils and other reports as to the properties described in the Mortgages, from professional firms acceptable to the Lender, in each case in form and substance acceptable to the Lender;

(e)        copies of each Lease in existence with respect to such Real Property, together with (i) estoppel certificates from tenants under Major Leases and (ii) with respect to any Major Lease, subordination, non-disturbance and attornment agreements from the tenants under such Major Leases, in each case in form and substance acceptable to the Lender;

(f)        to the extent the applicable Real Property is subject to a ground lease pursuant to which a Borrowing Base Subsidiary is the ground lessee, a copy of such ground lease (which must be an Approved Ground Lease) and estoppel and consent agreements (if permitted by and according to the terms of the Approved Ground Lease) executed by each of the ground lessors with respect to any such Approved Ground Lease, along with (1) a memorandum of lease in recordable form with respect to such

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leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (2) evidence that the applicable Approved Ground Lease with respect to such leasehold interest or a memorandum thereof has been recorded (if customary in the Real Property state) in all places necessary or desirable, in the Lender’s judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Lender;

(g)        evidence of the insurance required by Lender as provided in each Mortgage related to such Real Property, in each case naming the Lender as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance);

(h)        an Appraisal of such Real Property, dated within one hundred eighty (180) days of the requested date of approval and in form, substance and from an appraiser acceptable to the Lender (such appraiser to be engaged by the Lender and paid for by the Borrower);

(i)         evidence as to (i) whether such Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such Real Property is a Flood Hazard Property, (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program, (B) the Borrower's written acknowledgment of receipt of written notification from the Lender as to the fact that such Real Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Loan Parties evidencing flood insurance satisfactory to the Lender and naming the Lender as sole loss payee;

(j)         if no zoning endorsement has been issued with respect to the Mortgage Policy, then evidence satisfactory to the Lender that such Real Property, and the uses of such Real Property, are in compliance in all material respects with all applicable zoning laws;

(k)        an environmental site assessment with respect to such Real Property issued not more than six (6) months (or such other period as may be acceptable to the Lender) prior to the date on which such Real Property would be accepted as a Borrowing Base Property showing that such Real Property is free from Hazardous Materials in violation of Environmental Law and no material environmental conditions which have not been properly addressed through a duly approved and completed remediation (or such other resolution which has been accepted in writing by either the Lender or all applicable Governmental Authority(ies) with jurisdiction relating to the applicable property and such conditions and having authority to enforce any Environmental Laws with respect thereto) and otherwise showing conditions which are acceptable to the Lender;

(l)         evidence that all other action that the Lender may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the applicable Mortgage has been taken;

(m)       with respect to Real Properties located in California, a seismic report with respect thereto dated as of a date acceptable to the Lender and earthquake insurance to the extent the Probable Maximum Loss assessment exceeds twenty percent (20%); and

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(n)        all documentation required in order for the Borrowing Base Subsidiary which owns such Real Property to comply with the provisions of clause (c) of the definition of “Borrowing Base Property.”

“Borrowing Base Property” means, as of any date of determination, each Real Property:

(a)        that is either (i) one hundred percent (100%) owned in fee simple by, or one hundred percent (100%) ground leased pursuant to an Approved Ground Lease (or some combination of the foregoing) by a wholly-owned and controlled Borrowing Base Subsidiary of the Borrower that is a Loan Guarantor; or that shall have become a Loan Guarantor in accordance with this Agreement, and the Equity Interests in such Borrowing Base Subsidiary shall have been pledged pursuant to a Security Agreement in accordance with this Agreement;

(b)        with respect to which neither such Real Property nor any interest of any applicable Borrowing Base Subsidiary therein (including the lease thereof or any indirect interest owned by the Borrower), is subject to (i) any Lien other than Permitted Encumbrances or (ii) any Negative Pledge;

(c)        that is not (and, in the case of a Real Property constituting an interest in land alone, the material improvements located thereon are not) the subject of any condemnation proceeding(s) as of such date and has not, since initial qualification as a “Borrowing Base Property” hereunder been subject to any condemnation which, in either case, is or will be material to the profitable operation of such Real Property or which does or will result in the non-conformity of such Real Property with the Requirements of Laws concerning minimum lot size, lot coverage, floor area ratio/density, parking or other material Legal Requirements or does or will result in any impairment of the access of such Real Property to the public streets or of any easements necessary for the use or operation of the Real Property, or does or will otherwise have a material adverse effect upon the operations or net operating income to be derived from such Real Property (it being understood that any impact from such condemnation that causes such Real Property to no longer be in compliance with the other requirements of this definition of a “Borrowing Base Property” or with the covenants herein that are applicable to Borrowing Base Properties shall be deemed to have such a material adverse effect); that is not as of such date and has not, since its initial qualification as a “Borrowing Base Property” hereunder, been affected by any casualty loss which has not been restored, repaired or replaced as required under the terms of the Loan Documents within no more than one hundred eighty (180) days after the occurrence of such casualty loss (provided that, after giving effect to the proceeds of any rental loss or business interruption insurance proceeds that are payable with respect to the period during which such restoration and repair shall be continuing there shall be no material adverse impact upon the financial operation of such Borrowing Base Property during such period); and as to which there has not occurred as of such date or since its initial qualification as a “Borrowing Base Property” hereunder any material adverse change in the environmental condition thereof from that described in the environmental site assessment that was delivered as part of the Borrowing Base Deliverables for such Real Property at the time it was first added as a Borrowing Base Property;

(d)        that is operated primarily as: (i) office, (ii) retail [single tenant restaurants initially limited to thirty-five percent (35%), stepping down to twenty-five percent (25%) as of the fifteenth (15th) month after the Effective Date and thereafter], (iii) industrial, (iv) multi-family, and (v) medical office (to the extent any such medical office building must have investment grade cash flow streams as determined by the Lender in its sole discretion or be located on or adjacent to a hospital campus);

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(e)        that is being maintained and preserved in good working order and condition (ordinary wear and tear excepted) and is free of all structural defects, environmental conditions (other than those which are in accordance with clause (k) in the definition of “Borrowing Base Deliverables”) or other adverse matters;

(f)        satisfies the Property Qualifications; and

(g)       with respect to which the Borrower has delivered the Borrowing Base Deliverables and has obtained the written approval of the Lender.

“Borrowing Base Property Loan Outstandings” mean, all unpaid principal of the Loan that is attributed to Borrowing Base Properties (as opposed to monies contained in the Account or Publicly Traded Equities). In order for unpaid principal of the Loan to be attributed to monies contained in the Account or to Publicly Traded Equities, said monies contained in the Account or Publicly Traded Equities must have been in the Borrowing Base for a minimum of one month prior to the applicable determination date and must remain in the Borrowing Base for a minimum of one month after the applicable determination date.

“Borrowing Base Subsidiary” means any Subsidiary which owns a Borrowing Base Property.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Borrowing, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Loan Parties prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalization Rate” means, as of the date of determination, eight and one fourth of one percent (8.25%) for office, retail, industrial, multifamily, and medical office building Real Properties and nine percent (9%) for all other types of Real Properties.

“Capitalized Value” means, for any real estate asset as of any date of determination, an amount equal to (a) the Actual NOI for such Real Property divided by (b) the Capitalization Rate.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be

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effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CBFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CB Floating Rate.

“Certifying Officer” means the chief financial officer, chief executive officer, president, any senior vice president, the principal accounting officer, treasurer or controller of the REIT and/or the Borrower.

“Change in Control” means:

(a)        during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the REIT cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(b)        [Intentionally Deleted]

(c)        the Borrower ceases to have the sole responsibility for managing and administering the day-to-day business and affairs of any Borrowing Base Subsidiary; or otherwise ceases to Control each such Borrowing Base Subsidiary; or ceases to own, directly or indirectly, all of the ownership interests in and rights to distributions from each Borrowing Base Subsidiary.

(d)        the Borrower ceases to be Controlled directly by the REIT as the Borrower’s sole general partner;

(e)        the REIT’s interest in the Borrower ceases to be its principal asset; or

(f)        the Borrower or any Subsidiary of the Borrower ceases to be the operating partnership of the REIT.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or by any applicable lending office of the Lender) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder shall be deemed to be “Changes in Law”, regardless of the date enacted or adopted.

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“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents, that may at any time be or become subject to a security interest or Lien in favor of the Lender, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Collateral Value Amount” means, as of any date of determination, an amount equal to (a) sixty percent (60.0%), multiplied by (b) the BBP Value as of such date as to the Tranche 1 Line Availability, and (x) seventy percent (70.0%) multiplied by the BBP Value as of such date as to the Tranche 2 Line Availability.

“Collection Account” has the meaning assigned to such term in the Security Agreement.

“Consolidated Adjusted EBITDA” means, for any period, the sum of (a) Net Income during such period, plus (b) an amount which, in the determination of Net Income for such period, has been deducted for (i) Interest Expense, (ii) total federal, state, local and foreign income, franchise, value added and similar taxes, (iii) depreciation and amortization expense, and (iv) acquisition fees and expenses, with each of (i), (ii) and (iii) above determined in accordance with GAAP.

“Consolidated Cash Interest Expense” means, for any period, an amount equal to (a) consolidated total interest expense for the applicable period, minus (b) any non-cash amounts included in such consolidated total interest expenses such as the amortization of deferred financing charges for such period, plus (c) any interest capitalized during such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense for the applicable period, plus (b) preferred dividends actually paid during the applicable period, plus (c) scheduled funded debt payments (other than balloon payments) for the applicable period.

“Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Consolidated Total Asset Value, minus (b) Consolidated Total Indebtedness.

“Consolidated Total Asset Value” means, as of any date of determination, the sum of (i) unrestricted cash and cash equivalents determined in accordance with GAAP, (ii) the current market value of Publicly Traded Equities and the GAAP value of the Real Estate Loan Investments, (iii) the Capitalized Value of all Real Properties other than unimproved land and Development Properties, (iv) without duplication, the undepreciated book value in accordance with GAAP of (a) all real estate assets owned or in operation for less than four (4) full fiscal quarters, and (b) all unimproved land, (v) related intangible assets, (vi) the Unconsolidated Allocation Percentage of any of the terms described above in this definition that are attributable to any Unconsolidated Entity as of such date, and (vii) any prepaid asset that resides at the property level Subsidiary such as, but not limited to, common area maintenance (“CAM”) expenses, financing charges, tax expenditures, insurance or leasing commissions.

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“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (i) the aggregate amount of all debt of the Loan Parties as of such date, determined on a consolidated basis in accordance with GAAP, plus (ii) the Unconsolidated Allocation Percentage of any debt that is attributable to any Unconsolidated Entity as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

"Debt Yield" means the percentage produced by dividing Actual NOI of the applicable Borrowing Base Property for the most recent applicable calculation period by the Hypothetical Commitment of the Borrowing Base Property.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Development Properties” means, as of the date of determination, any Real Property owned or acquired by any Loan Party and on which the applicable Loan Party is actively pursuing construction of one or more buildings for use as a commercial Real Property and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of the applicable Loan Party; provided that any commercial Real Property will no longer be considered to be a Development Property when a certificate of occupancy has been issued for such commercial Real Property or such commercial Real Property may otherwise be lawfully occupied for its intended use.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Document” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“DRIP Participant” means any Dividend Reinvestment Plan Participant of the REIT.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Employee Benefit Plan” means an employee benefit plan as defined in Section 3(3) of ERISA, maintained, sponsored by or contributed to by Borrower or any ERISA Affiliate.

“Environmental Laws” means any local, state or federal law, rule (having the effect of law), regulation or order (having the effect of law) relating to the manufacture, storage, use, handling, discharge, transport, disposal, treatment or clean-up of hazardous or toxic substances or materials, including, without limitation, “CERCLA”, “RCRA”, or state superlien or environmental clean-up statutes.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Borrowing Base Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or

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threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means Borrower or any corporation, trade or business that along with Borrower is treated as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“Eurodollar”, when used in reference to any Borrowing, refers to whether such Borrowing is bearing interest at the Fixed Rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Lender, or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, or (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Fixed Charge Coverage Ratio” means, as of the date of determination, the ratio of Consolidated Adjusted EBITDA to Consolidated Fixed Charges.

“Fixed Rate” means, with respect to (i) a Eurodollar Borrowing for the relevant Interest Period from the Borrowing Base attributable to Tranche 1 Interest Rate, the sum of the applicable Adjusted LIBO Rate plus two and three fourths of one percent (2.75%) per annum or (ii) a Eurodollar Borrowing for the relevant Interest Period from the Borrowing Base attributable to Tranche 2 Interest Rate, the sum of the applicable Adjusted LIBO Rate plus three and one fourth of one percent (3.25%) per annum.

“Floating Rate” means, with respect to (i) a CBFR Borrowing from the Borrowing Base attributable to Tranche 1 Interest Rate, the CB Floating Rate plus one fourth of one percent (0.25%) per annum or (ii) a CBFR Borrowing from the Borrowing Base attributable to Tranche 2 Interest Rate, the CB Floating Rate plus three fourths of one percent (0.75%) per annum.

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“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“Funds From Operations” means, with respect to any fiscal quarter period, the Loan Parties’ Net Income (or loss), plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures as hereafter provided. Notwithstanding contrary treatment under GAAP, for purposes hereof, (a) “Funds From Operations” shall include, and be adjusted to take into account, the REIT’s interests in unconsolidated partnerships and joint ventures, on the same basis as consolidated partnerships and subsidiaries, as provided in the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts, a copy of which has been provided to the Lender and (b) Net Income (or loss) shall not include gains (or, if applicable, losses) resulting from or in connection with (i) restructuring of indebtedness, (ii) sales of property, (iii) sales or redemptions of preferred stock or (iv) non cash asset impairment charges.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or obligations under stock redemption plans.

“Guaranteed Obligations” has the meaning assigned to such term in Section 9.01.

“Hazardous Materials” means and includes all hazardous and toxic substances, wastes or materials, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, urea formaldehyde insulation, radioactive materials, biological substances and any other kind and/or type of pollutants or contaminates (including, without limitation, asbestos and raw materials which include hazardous constituents), sewage sludge, industrial slag, solvents and/or any other similar substances, or materials which are included under or regulated by any Environmental Laws; provided, however, that “Hazardous Substances” shall not include cleaning materials and office products customarily used in the operation of properties such as the Real Properties, to the extent such materials described in the preceding clause are stored, handled, used and disposed of in compliance with all Environmental Laws.

“Hypothetical Commitment” means the hypothetical loan amount that would result from the Lender extending a Loan to the Borrower based on one (1) single Borrowing Base Property.

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“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out, (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability, (m) obligations to the REIT advisor for organizational and offering expenses, and operating expenses, (n) the REIT’s stock redemption plan and (o) all Swap Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” means, with reference to any period, the interest expense (including that attributable to Capital Lease Obligations) of the Loan Parties for such period with respect to all outstanding Indebtedness of the Loan Parties (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Loan Parties for such period in accordance with GAAP.

“Interest Payment Date” means the fifteenth (15th)day of each month.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Joinder Agreement” has the meaning assigned to such term in Section 5.13.

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"Lease" means a lease, sublease, license, concession agreement or other agreement or other agreement (not including any ground lease) providing for the use or occupancy of any portion of any Real Property owned or leased by the Borrower or any Borrowing Base Subsidiary, including all amendments, supplements, restatements, assignments and other modifications thereto.

“Legal Requirements” means any and all judicial decisions, statutes, rulings, directions, rules, regulations, permits, certificates or ordinances of any Governmental Authority in any way applicable to Borrower or the Real Properties, including, without limitation, the ownership, division, use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction thereof.

“Lender” means JPMorgan Chase Bank, N.A., a national banking association.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated Total Asset Value.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page thereof, or any successor to or substitute for such page, providing rate quotations comparable to those currently provided on such page, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000.00 and for a maturity comparable to such Interest Period are offered by the principal London office of the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, the Collateral Documents, the Loan Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means the REIT and each other Loan Party (other than the Borrower).

“Loan Guaranty” means the obligations created and evidenced by Article IX of this Agreement.

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“Loan Parties” means the REIT, the Borrower, each of the Borrowing Base Subsidiaries who owns a Borrowing Base Property and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

“Loan(s)” means the loans and advances made by the Lender to the Borrower pursuant to this Agreement.

“Major Lease” means  any Lease that is greater than or equal to thirty percent (30%) of the total net rentable square footage of any Borrowing Base Property and/or provides thirty percent (30%) or more of the total gross revenue of any Borrowing Base Property.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral taken as a whole, or the Lender’s Liens (on behalf of itself and the Lender) on the Collateral taken as a whole or the priority of such Liens, or (d) the rights of or benefits available to the Lender thereunder.

“Maturity Date” means March 24, 2013 or any earlier date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 9.10.

“Modified Funds From Operations” shall have the meaning as defined in the Investment Program Association Practice Guideline 2010-01 Supplemental Performance Measure for Publicly Registered, Non-Listed REITS: Modified Funds from Operations as issued by the Investment Program Association on November 2, 2010, and as amended from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Lender, on a Borrowing Base Property of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge” means a provision of any agreement (other than this Agreement or any other Loan Document) that prohibits the creation of any Lien on any assets of a Person, whether presently owned or hereafter acquired in favor of the Lender for and as security for the Obligations.

“Net Income” means, for any period, the consolidated net income (or loss) of the Loan Parties, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Loan Parties in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

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“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Certifying Officer).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 9.11.

“Obligated Party” has the meaning assigned to such term in Section 9.02.

“Obligations” means (i) all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other indebtedness, liabilities, or obligations of the Borrower to the Lender or to any indemnified party arising under the Loan Documents, (ii) all Swap Obligations under Swap Agreements with the Lender or its Affiliates, and (iii) all Banking Services Obligations.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, or (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 8.04.

“Paying Guarantor” has the meaning assigned to such term in Section 9.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means for each Borrowing Base Property:

(h)       any Lien created by the Loan Documents;

(i)        Liens for real estate taxes not yet delinquent or which are being contested in compliance with this Agreement;

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(j)        rights of existing and future tenants under Leases entered into in compliance with this Agreement as tenants only;

(k)       Permitted Title Exceptions;

(l)        utility and other easements entered into by a Loan Party in the ordinary course of business, having no adverse impact on the occupation, use, enjoyment, operation, value or marketability of such Borrowing Base Property and approved in advance in writing by the Lender;

(m)      any Lien for the performance of work or the supply of materials affecting any Borrowing Base Property unless the applicable Loan Party fails to discharge such Lien by payment or fails to contest such Lien in accordance with this Agreement; or

(n)       any other title and survey exceptions (not referred to in clauses (a) through (f) above) affecting the Borrowing Base Properties as the Lender may approve in advance in writing and in its sole discretion.

“Permitted Investments” means:

(a)       direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)       investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)       investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000.00;

(d)       fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)       money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.00.

“Permitted Title Exceptions” means as to any Borrowing Base Property, the outstanding liens, easements, restrictions, security interests and other exceptions to title set forth in the Mortgage Policy insuring the lien of the Mortgage encumbering such Borrowing Base Property or disclosed in the current ALTA survey for such Borrowing Base Property certified to the Lender, and in each case approved by the Lender.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

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“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(f)        any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any Borrowing Base Property; or

(g)       except as provided in the applicable Mortgage, any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Borrowing Base Property to the extent proceeds available from insurance or the condemning authority are not made available to restore the applicable Borrowing Base Property pursuant to the terms of the applicable Mortgage.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and is not necessarily the lowest rate.

“Property Qualifications” means with respect to any Real Property, the Real Property shall be located in the United States of America, within a major Metropolitan Statistical Area (“MSA”), whereby a major MSA is considered to be an MSA having a minimum population of 700,000 people depicted in the most recent United States Office of Management and Budget (“OMB”) Bulletin which announces updates to MSAs based on the Census Bureau’s latest population estimates for cities and towns. Notwithstanding anything contained herein to the contrary, all "Major Leases" associated with Borrowing Base Property in the Borrowing Base shall be subject to approval by Lender. The Borrower and/or the other Loan Parties will execute and deliver to the Lender (i) a first lien Deed of Trust and Security Agreement in form and substance similar to the form set forth as Exhibit E, (ii) an Assignment of Rents in form and substance similar to the form set forth as Exhibit F, and (iii) an Environmental Indemnity Agreement in form and substance similar to the form set forth as Exhibit G for each Borrowing Base Property. All Borrowing Base Properties will be cross collateralized and cross defaulted with this Agreement, except as limited by the "Allocated Loan Amount" specified in the applicable Mortgage affecting each Borrowing Base Property.

“Publicly Traded Equities” means, at any time, the publicly traded equities listed on the New York Stock Exchange, the American Stock Exchange or other United States based national market trading exchanges or the NASDAQ quotation system, and owned directly by the Loan Parties, to the extent such assets are pledged to the Lender and are otherwise unencumbered and not otherwise subject to any lien or claim, provided, however, such publicly traded equities must: (i) have a minimum market capitalization of $100,000,000.00, (ii) have a credit rating of BB- (S&P rating) or better, (iii) have an average daily trading volume (for the most recent three (3) months preceding the period in question) greater than $4,000,000.00, (iv) have a price greater than $7.50 per share, (v) have a seasoning period greater than six (6) months, (vi) be able to be liquidated in less than five (5) days, and (vii) conform with Regulation U margin requirements.

“Real Estate Loan Investments” means, as of the date of determination, investments in real estate related debt instruments (junior mortgages, "B" notes, mezzanine loans/preferred equity investments, bridge loans, convertible mortgages, wraparound mortgages, construction loans, loans on

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leasehold interests, participations, commercial mortgage backed securities (“CMBS”) and collateralized debt obligations (“CDOs”)).

“Real Estate Investment Trust” means any Person which qualifies as a real estate investment trust under Sections 856 through 860 of the Code.

“Real Properties” means, at any time, a collective reference to each of the facilities and real properties owned or leased by the Borrower or any of its Borrowing Base Subsidiaries or in which any such party has an interest at such time; and “Real Property” means any one of such Real Properties.

"REIT" means Macquarie CNL Global Income Trust, Inc., a Maryland corporation.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors and officers of such Person and such Person’s Affiliates.

“Rentals” means, with reference to any period, the aggregate fixed amounts payable by the Loan Parties under any operating leases, calculated on a consolidated basis for the Loan Parties for such period in accordance with GAAP.

“Report” means reports prepared by the Lender or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the Lender has exercised its rights of inspection pursuant to this Agreement.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Lender deems necessary to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un indemnified or under indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrowing Base Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrowing Base Subsidiary or any option, warrant or other right to acquire any such Equity Interests in any Borrowing Base Subsidiary.

“Revolving Commitment” means the commitment of the Lender to make Revolving Loans hereunder. The initial amount of the Lender’s Revolving Commitment is $35,000,000.00; provided, however, if no Default has occurred and is continuing, at any time within eighteen (18) months of the Effective Date of this Agreement, the Borrower shall have a one time right to increase the Revolving Commitment up to a total of $50,000,000.00 in accordance with Section 2.20.

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“Revolving Exposure” means, at any time, the sum of the outstanding principal amount of Revolving Loans at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Loan Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any property (a) which such Loan Party has sold or transferred (or is to sell or transfer) to a Person which is not a Loan Party or (b) which such Loan Party intends to use for substantially the same purpose as any other property which has been sold or transferred (or is to be sold or transferred) by such Loan Party to another Person which is not a Loan Party in connection with such lease.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to the Lender or its Affiliates.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Borrower, the REIT and the Lender, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Lender is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Borrowings shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Lender.

“Subsidiary” means, with respect to the Borrower or a Loan Party (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

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“Swap Agreement” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Borrower which is a swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Loan Parties at such date, determined on a consolidated basis in accordance with GAAP.

“Tranche 1 Interest Rate” means, tested by the Lender on a quarterly basis, when all of the following are true: (i) the Aggregate Borrowing Base Loan to Value is less than or equal to sixty percent (60%), (ii) the Aggregate Borrowing Base Debt Yield is greater than or equal to twelve percent (12%), and (iii) the Aggregate Debt Service Coverage Ratio is greater than or equal to 1.40 to 1.00.

“Tranche 1 Line Availability” means, at any time, the applicable Borrowing Base; provided, however, if the Collateral Value Amount included in the applicable Borrowing Base is greater than (i) an amount equal to a twelve percent (12%) Debt Yield off the Actual NOI of the applicable Borrowing Base Property included in the Collateral Value Amount, or (ii) an amount equal to the Actual NOI of the applicable Borrowing Base Property included in the Collateral Value Amount covering a 1.40 hypothetical debt service coverage ratio using a payment amount required to fully amortize the Hypothetical Commitment over thirty (30) years at an interest rate equal to the greater of (A) the yield on such day of United States Treasury Bonds, with a maturity of ten (10) years, plus three hundred (300) basis points, or (B) seven percent (7.0%), then the lower amount obtained pursuant to (i) or (ii) above shall replace the applicable Collateral Value Amount for purposes of the applicable Borrowing Base.

“Tranche 2 Interest Rate” means, tested by the Lender on a quarterly basis, when one or more of the following are true: (i) the Aggregate Borrowing Base Loan to Value is greater than sixty percent (60%) but lesser than or equal to seventy percent (70%), (ii) the Aggregate Borrowing Base Debt Yield is less than twelve percent (12%), and (iii) the Aggregate Debt Service Coverage Ratio is less than 1.40 to 1.00.

“Tranche 2 Line Availability” means, at any time, the applicable Borrowing Base; provided, however, if the Collateral Value Amount included in the applicable Borrowing Base is greater than (i) an amount equal to a eleven percent (11%) Debt Yield off the Actual NOI of the applicable Borrowing Base Property included in the Collateral Value Amount, or (ii) an amount equal to the Actual NOI of the applicable Borrowing Base Property included in the Collateral Value Amount covering a 1.30 hypothetical debt service coverage ratio using a payment amount required to fully amortize the Hypothetical Commitment over thirty (30) years at an interest rate equal to the greater of (A) the yield on such day of United States Treasury Bonds, with a maturity of ten (10) years, plus three hundred (300)

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basis points, or (B) seven percent (7.0%), then the lower amount obtained pursuant to (i) or (ii) above shall replace the applicable Collateral Value Amount for purposes of the applicable Borrowing Base.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the CB Floating Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unconsolidated Allocation Percentage” means, as of any date of determination with respect to any Unconsolidated Entity, the aggregate percentage ownership interest of the Loan Parties in such Unconsolidated Entity as of such date.

“Unconsolidated Entity” means, as of the date of determination, any entity in which the Loan Parties hold an investment and whose financial results would not be consolidated under GAAP with the financial results of the Loan Parties if consolidated financial statements of the Loan Parties were prepared as of such date.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, at any date, the excess of current assets of the Loan Parties on such date over current liabilities of the Loan Parties on such date, all determined on a consolidated basis in accordance with GAAP.

SECTION 1.02. Classification of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “CBFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or “CBFR Borrowing”).

SECTION 1.03. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such

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Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Revolving Commitment.  Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Revolving Exposure exceeding the lesser of (x) the Revolving Commitment or the (y) Borrowing Base, subject to Lender’s authority, in its sole discretion. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings.  Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Type.

(a)      Subject to Section 2.13, each Borrowing shall be comprised entirely of CBFR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. The Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)      Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Borrowing Procedures; Requests for Borrowings.    Notices by the Borrower to the Lender of requests for Revolving Loans. To request a Borrowing, the Borrower shall notify the Lender of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Dallas, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of a CBFR Borrowing, not later than noon, Dallas, Texas time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

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(i)	the aggregate amount of the requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and

(iv)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a CBFR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04. Intentionally Deleted.

SECTION 2.05. Intentionally Deleted.

SECTION 2.06. Funding of Borrowings.  The Lender shall make each Loan to be made by it hereunder on the proposed date thereof available to the Borrower by promptly crediting the amounts in immediately available funds, to the Funding Account.

SECTION 2.07. Interest Elections.

(a)          Each Borrowing initially shall be a CBFR Borrowing unless Borrower has elected a Eurodollar Borrowing as provided herein. The Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, and each such portion shall be considered a separate Borrowing.

(b)          To make an election pursuant to this Section, the Borrower shall notify the Lender of such election by telephone (i) in the case of a Eurodollar Borrowing, not later than 3:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a CBFR Borrowing, not later than 3:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)

the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

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(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)	whether the resulting Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and

(iv)

if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d)          Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding. Each Eurodollar Borrowing shall be in an amount not less than $500,000.00. No Interest Period may be elected that would end after the Maturity Date.

(e)          If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall convert to a CBFR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination of Revolving Commitment.

(a)          Unless previously terminated, the Revolving Commitment shall terminate on the Maturity Date.

(b)          The Borrower may at any time with three (3) days prior notice to Lender terminate the Revolving Commitment upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the payment in full of the accrued and unpaid fees, and (iii) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

SECTION 2.09. Repayment and Amortization of Loans; Evidence of Debt.

(a)          The Borrower hereby unconditionally promises to pay to the Lender for its account the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b)          The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(c)          The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder.

(d)          The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded

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therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)        The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans.

(a)         The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section.

(b)        In the event and on such occasion that the Revolving Exposure exceeds the lesser of (A) the Revolving Commitment or (B) the Borrowing Base, the Borrower shall prepay the Revolving Loans in an aggregate amount equal to such excess.

(c)        In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, then, unless otherwise required pursuant to the terms of any applicable Mortgage, the Borrower shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.10(d) below in an aggregate amount equal to one hundred percent (100%) of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Lender a certificate of a Certifying Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within ninety (90) days after receipt of such Net Proceeds, to acquire (or replace or rebuild) Real Property, equipment or other tangible assets to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then, if the Net Proceeds specified in such certificate are to be applied by (A) the Borrower, then such Net Proceeds shall be applied by the Lender to reduce the outstanding principal balance of the Revolving Loans (without a permanent reduction of the Revolving Commitment) and upon such application, the Lender shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied and (B) any Loan Party that is not a Borrower, then such Net Proceeds shall be deposited in a cash collateral account and in either case, thereafter, such funds shall be made available to the applicable Loan Party as follows:

(1)        Borrower shall request a Revolving Loan (specifying that the request is to use Net Proceeds pursuant to this Section) or the applicable Loan Party shall request a release from the cash collateral account be made in the amount needed;

(2)        so long as the conditions set forth in Section 4.02 have been met, the Lender shall make such Revolving Loan or the Lender shall release funds from the cash collateral account; and

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(3)        in the case of Net Proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Loan;

provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 90-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(d)          All such amounts pursuant to Section 2.10(c) (as to any insurance or condemnation proceeds, to the extent they arise from casualties or losses to any Borrowing Base Property) shall be applied, first to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment. All such amounts pursuant to Section 2.10(c) (as to any insurance or condemnation proceeds, to the extent they arise from casualties or losses to cash or inventory) shall be applied, first to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment. If the precise amount of insurance or condemnation proceeds allocable to any Borrowing Base Property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Lender in its sole discretion.

(e)          The Borrower shall notify the Lender by telephone (confirmed by telecopy or email from an authorized representative of the Borrower approved by the Lender) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Dallas, Texas time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a CBFR Borrowing, not later than 11:00 a.m., Dallas, Texas time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Prepayments shall be accompanied by accrued interest on the amount prepaid, plus any other amounts due under the section on Break Funding Payments, plus, in the case of prepayment of a Eurodollar Borrowing, an administrative fee of $250.00.

SECTION 2.11. Fees.

(a)          The Borrower agrees to pay to the Lender a quarterly administration fee in the amount of (i) one half of one percent (0.50%) per annum, on the average daily unused portion of the Revolving Commitment if average daily use is less than fifty percent (50%) and (ii) three hundred seventy-five hundredths of one percent (0.375%) per annum, on the average daily unused portion of the Revolving Commitment if average daily use is equal to or greater than fifty percent (50%). The administration fee shall be payable quarterly in arrears beginning on June 30, 2011 and on the last business day of each quarter thereafter during the term of the Revolving Commitment (the “Quarterly Payment Date”). The administration fee shall be deemed fully earned by the Lender on each Quarterly Payment Date and shall be due and payable in full on that date.

(b)          The Borrower agrees to pay to the Lender an upfront origination fee in an aggregate amount equal to $262,500.00. The entire closing fee shall be deemed fully earned by the Lender and shall be due and payable in full on the Effective Date; provided, however, the Borrower may elect to defer payment of fifty percent (50%) of the closing fee until the day before the first anniversary of the Effective Date.

(c)          All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

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SECTION 2.12. Interest.

(a)          Each CBFR Borrowing shall bear interest at the applicable Floating Rate.

(b)          Each Eurodollar Borrowing shall bear interest at the applicable Fixed Rate for the Interest Period in effect for such Borrowing.

(c)          Notwithstanding the foregoing, if any principal of or interest on the Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of a Borrowing, five percent (5%) plus the rate otherwise applicable to such Borrowing as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, five percent (5%) plus the rate applicable to CBFR Borrowings as provided in paragraph (a) of this Section.

(d)          Accrued interest on each Borrowing shall be payable in arrears on each Interest Payment Date for such Borrowing and upon maturity of the Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Borrowing (other than a prepayment of a CBFR Borrowing), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)          All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable CB Floating Rate or Adjusted LIBO Rate shall be determined by the Lender and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)          the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)          the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining the Borrowing for such Interest Period;

then the Lender shall give notice thereof to the Borrower by telephone, facsimile or email as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) any request for a new Eurodollar Borrowing shall be made as a CBFR Borrowing.

SECTION 2.14. Increased Costs.

(a)	If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit

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extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)	impose on the Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Borrowings made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Borrowing (or of maintaining its obligation to make any such Borrowing) or to increase the cost or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)          If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, if any, as a consequence of this Agreement or the Loans made by the Lender to a level below that which the Lender or the Lender's holding company could have achieved but for such Change in Law (taking into consideration the Lender's policies with respect to capital adequacy), then from time to time the Borrower will pay to the Lender, such additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered.

(c)          A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)          Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments.    In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Borrowing other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Borrowing on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall pay to the Lender an administrative fee of $250.00 and compensate the Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Borrowing had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Borrowing, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Borrowing), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to

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this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes.

(a)        Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)        In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)        The Borrower shall indemnify the Lender within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)        If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17. Payments Generally; Allocation of Proceeds.

(a)        The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or otherwise) prior to 11:00 a.m., Dallas, Texas time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after

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such time on any date may, in the discretion of the Lender be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at 201 North Central Avenue, 14th Floor, AZ1-1328, Phoenix, Arizona 85004-0073. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b)        Any proceeds of Collateral received by the Lender (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.10) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.09(b)) or (ii) after an Event of Default has occurred and is continuing and the Lender so elects such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Lender from the Borrower, second, to pay interest then due and payable on the Loans, third, to prepay principal on the Loans, fourth, to payment of any amounts owing with respect to Banking Services and Swap Obligations, and fifth, to the payment of any other Secured Obligation due to the Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, the Lender shall not apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding CBFR Loans and, in any such event, if applicable, the Borrower shall pay the break funding payment required in accordance with Section 2.15. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)        At the election of the Lender, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 8.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Lender. The Borrower hereby irrevocably authorizes (i) the Lender to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.04, as applicable and (ii) the Lender to charge any deposit account of the Borrower maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

SECTION 2.18. Indemnity for Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender and the Borrower shall be liable to pay to the Lender. The provisions of this Section 2.18 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.18 shall survive the termination of this Agreement.

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SECTION 2.19. Late Fee.  If any payment required under this Note is not paid within ten (10) days after such payment is due, then at the option of Lender, Borrower shall pay a late charge equal to five percent (5.0%) of the amount of such payment or $25.00, whichever is greater, up to the maximum amount of $1,500.00 per late charge to compensate Lender for administrative expenses and other costs of delinquent payments. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Lender.

SECTION 2.20. Increase in Revolving Commitment.

(a)           Notice of Increase.  Provided there exists no Default or Event of Default, upon written notice to the Lender, the Borrower may, at any time, on a one-time basis prior to September 24, 2012, increase the Revolving Commitment by an amount of $15,000,000.00. At the time of sending such notice, the Borrower (in consultation with the Lender) shall specify the time period within which the Lender is requested to make effective the aforesaid increase (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lender).

(b)           Effective Date.  If the Revolving Commitment is increased in accordance with this Section 2.20, the Lender and the Loan Parties shall determine the effective date (the "Increase Effective Date") of such increase and evidence such agreement in writing.

(c)           Conditions to Effectiveness of Increase.  The following are conditions precedent to the effectiveness of the increase in the Revolving Commitment:

(i)	upon the Increase Effective Date, after giving effect to the increase in the Revolving Commitment, no Event of Default or Default shall exist;

(ii)

the Borrower shall deliver to the Lender a solvency certificate executed on behalf of each of the Loan Parties (with respect to the solvency of each such Loan Party both before and after giving effect to such increase) and a certificate of each Loan Party dated as of the Increase Effective Date signed by the Certifying Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date;

(iii)

the Borrower and the other Loan Parties shall deliver to the Lender such reaffirmations of their respective obligations under the Loan Documents (after giving effect to the increase in the Revolving Commitment), and acknowledgments and certifications that they have no claims, offsets or defenses with respect to the payment or performance of any of the Obligations, including, without limitation, reaffirmations of each of the Security Agreement, Mortgages and the Loan Guaranties, executed by the Loan Parties thereto; all of which shall be in form and substance satisfactory to the Lender (but none of which shall be recorded in the official property records);

(iv)

The Lender shall have received favorable written opinions, dated as of the date of the Increase Effective Date, of counsel to the Loan Parties with respect to the documents to be delivered pursuant to clause (iii) above, in such forms as may be

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deemed satisfactory by the Lender, except that local counsel opinions shall not be required by Lender;

(v)

The Borrower shall have paid (a) all fees then due and payable to the Lender, (b) any other fees then due to the Lender pursuant to the Loan Documents, and (c) any costs or expenses incurred by the Lender with respect to such increase in the Revolving Commitment and the documents to be delivered in connection therewith; and

(vi)	The Borrower shall have paid to the Lender an additional up front Loan origination fee of $112,500.00.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lender that:

SECTION 3.01. Organization; Powers.     Each of the Loan Parties and each of its Borrowing Base Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.    The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts.    The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a)           The Borrower and the REIT have heretofore furnished to the Lender a consolidated balance sheet and statements of stockholders equity and cash flows as of and for the fiscal quarter ended December 31, 2010, certified by its Certifying Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower, the REIT and the consolidated Subsidiaries as of such dates and for such period[s] in accordance with GAAP.

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(b)        No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since June 1, 2010.

SECTION 3.05. Properties.

(a)        As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of Real Property that is owned or leased by each Loan Party. Each of the Leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no material default by any party to any such Lease or sublease exists. Each Loan Party and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)        Each Loan Party, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement.

SECTION 3.06. Litigation and Environmental Matters.

(a)        There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)        Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c)        As of the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements.    Each Loan Party and its Subsidiaries is in material compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status.  No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes.  Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all

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Taxes required to have been paid by it, except for any Taxes which such parties have contested in good faith and to which reserves acceptable to the Lender have been established. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

SECTION 3.10. ERISA.    Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA or a “plan” as defined in Section 4975(e)(1) of the Code. Each Employee Benefit Plan is in material compliance with all applicable requirements under ERISA and the Code, and, to the extent that such Employee Benefit Plan is also intended to be “qualified” within the meaning of Section 401(a) of the Code, it is in material compliance with the applicable requirements under the Code, except to the extent that any defects can be remedied without material liability to Borrower under Revenue Procedure 2003-44 or any similar procedure. None of the Employee Benefit Plans is subject to the requirements of Section 412 of the Code, Part 3 of Title I of ERISA or Title IV of ERISA or is a “multiemployer plan” as defined in Section 3(37) of ERISA. Borrower has no material liability under Title IV of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan.

SECTION 3.11. Disclosure.  The REIT and the Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which they or any Subsidiary is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the REIT and the Borrower each represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

SECTION 3.12. Material Agreements.    All agreements which are required to be filed with the Securities and Exchange Commission to which any Loan Party is a party or is bound as of the date of this Agreement are listed on Schedule 3.12. Each Loan Party is in material compliance with the material agreements applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing under such material agreements.

SECTION 3.13. Solvency.

(a)        Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)        No Loan Party intends to, or will permit any of its Subsidiaries to, and believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the

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timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14. Insurance.    Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Borrowing Base Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The REIT and the Borrower each believes that the insurance maintained by or on behalf of the Loan Parties and the Borrowing Base Subsidiaries is adequate and in compliance with Section 5.09 hereof.

SECTION 3.15. Capitalization and Subsidiaries.  Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the REIT of each and all of the REIT’s Subsidiaries, (b) the type of entity of the REIT, the Borrower and each of their Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

SECTION 3.16. Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Lender, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Lender pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Lender has not obtained or does not maintain possession of such Collateral.

SECTION 3.17. Employment Matters.    As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

SECTION 3.18. Affiliate Transactions.    As of the date of this Agreement and except as disclosed in the REIT’s registration statement on Form S-11 filed with the Securities and Exchange Commission, any exhibits thereto and/or as disclosed on Schedule 3.18 which is attached hereto, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.

SECTION 3.19. Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lender to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution,

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delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.20. REIT Status.  The REIT is qualified as a Real Estate Investment Trust. The Borrower is not an association taxable as a corporation under the Code. Each Subsidiary is and will be a disregarded entity from the Borrower for purposes of the Code or is a partnership where all partners (or of each such partner’s subsequent partners) are either the Borrower or disregarded entities.

All representations and warranties made in this Agreement or any other Loan Document or in any certificate or other document delivered to Lender pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date.  The obligations of the Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a)        Credit Agreement and Loan Documents.  The Lender (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Lender (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including a written opinion of the Loan Parties’ counsel, addressed to the Lender in form and substance satisfactory to the Lender.

(b)        Financial Statements.  The Lender shall have received updates, if the Lender requests, to the financial statements referenced in Section 3.04.

(c)        Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Lender shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Certifying Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(d)        No Default Certificate.  The Lender shall have received a certificate, signed by the Certifying Officer of the Borrower and each other Loan Party, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Lender.

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(e)      Fees.    The Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Effective Date.

(f)       Lien Searches.    The Lender shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Lender.

(g)       Pay-Off Letter.    The Lender shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment.

(h)       Funding Account.    Following the Effective Date, but prior to the advancement of any Loans, the Borrower shall establish a deposit account of the Borrower with the Lender (the “Funding Account”) to which the Lender is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i)        Intentionally Deleted.

(j)        Solvency.      The Lender shall have received a solvency certificate from a Certifying Officer.

(k)       Borrowing Base Certificate.    The Lender shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the Business Day immediately preceding the Effective Date.

(l)        Closing Availability.    After giving effect to all Borrowings to be made on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Borrower’s Availability shall not be less than $10,000,000.00.

(m)      Pledged Stock; Stock Powers; Pledged Notes.    The Lender shall have received (i) the certificates representing the shares of any capital stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Lender pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(n)       Filings, Registrations and Recordings.    Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

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(o)      Borrowing Base Deliverables.    The Lender shall have received all applicable Borrowing Base Deliverables, and confirmed the applicable Real Properties meet all requirements to be Borrowing Base Properties hereunder.

(p)      Insurance.    The Lender shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Section 5.09 and Section 4.9 of the Security Agreement and any applicable Mortgages.

(q)      Tax Withholding.    The Lender shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(r)       Other Documents.    The Lender shall have received such other documents as the Lender or its counsel may have reasonably requested.

The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make Loans hereunder shall not become effective unless each of the foregoing conditions other than subparagraphs (h) and (p) is satisfied (or waived pursuant to Section 8.02) at or prior to 2:00 p.m., Dallas, Texas time, on March 24, 2011 (and, in the event such conditions are not so satisfied or waived, the Revolving Commitment shall terminate at such time). Notwithstanding anything contained herein to the contrary, the Lender shall not be required to make a Loan on the occasion of any Borrowing until such time as the REIT has achieved a minimum equity raise of at least $10,000,000.00, and the Lender has received satisfactory evidence thereof. Satisfactory evidence may be, but is not limited to, a written statement certified by the Certifying Officer stating that the REIT has raised equity investments of at least $10,000,000.00

SECTION 4.02. Each Credit Event.  The obligation of the Lender to make a Loan on the occasion of any Borrowing, is subject to the satisfaction of the following conditions:

(a)      The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing.

(b)      At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c)      After giving effect to any Borrowing, Availability is not less than zero.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lender that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information.    The REIT and the Borrower will furnish to the Lender:

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(a)      within one hundred twenty (120) days after the end of each fiscal year of the REIT and the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing acceptable to the Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the REIT and the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b)      within forty-five (45) days after the end of each fiscal quarter of the REIT and the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Certifying Officers as presenting fairly in all material respects the financial condition and results of operations of the REIT and the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(c)      concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Certifying Officer of the REIT in substantially the form of Exhibit B (i) certifying as presenting fairly in all material respects the financial condition and results of operations of the REIT, the Borrower and their consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Borrowing Base and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the unaudited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)      as soon as available and at such other times as may be necessary to re-determine availability of Advances hereunder or as requested by the Lender, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, including without limitation, operating statements and rent rolls for each Borrowing Base Property included in the Borrowing Base, together with any additional reports with respect to the Borrowing Base as the Lender may reasonably request;

(e)      as soon as available, monthly brokerage statements of any Publicly Traded Equities.

(f)      promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the REIT, the Borrower, each other Loan Guarantor or any Borrowing Base Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request.

SECTION 5.02. Notices of Material Events.  The Borrower will furnish to the Lender prompt written notice of the following:

(a)      the occurrence of any Default;

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(b)      receipt of any notice of any governmental investigation or any litigation commenced against any Loan Party that (i) seeks damages in excess of $5,000,000.00, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws; or (vi) contests any tax, fee, assessment, or other governmental charge in excess of $5,000,000.00;

(c)      any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

(d)      any loss, damage, or destruction to the Collateral in the amount of $1,000,000.00 or more whether or not covered by insurance;

(e)      any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);

(f)      all material amendments to any Major Leases or other material agreements, together with a copy of each such amendment;

(g)      the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto which shall be delivered within two (2) Business Days; and

(h)      any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Certifying Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business.  Each Loan Party will, and will cause each Borrowing Base Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04. Payment of Obligations.  Each Loan Party will, and will cause each Borrowing Base Subsidiary to, pay or discharge all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Borrowing Base Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

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SECTION 5.05. Maintenance of Properties.  Each Loan Party will, and will cause each Borrowing Base Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights.  Each Loan Party will, and will cause each Borrowing Base Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Lender (including employees of the Lender, or any consultants, accountants, lawyers and appraisers retained by the Lender, upon reasonable prior notice and subject to the requirements of any applicable Lease, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Lender, after exercising its rights of inspection, may prepare certain Reports pertaining to the Loan Parties’ assets for internal use by the Lender. Each Loan Party will permit the Lender to conduct field audit examinations of the Loan Party’s assets, liabilities, books and records at a frequency not less than once every 180 days; provided further that the Loan Party will permit the Lender to conduct such examinations at any time and with any reasonable frequency after a Default. In connection with such field audits, the Loan Party will permit the Lender to make test verifications of the Accounts with the Loan Party’s customers.

SECTION 5.07. Compliance with Laws.    Each Loan Party will, and will cause each Borrowing Base Subsidiary to, comply with all Requirements of Law applicable to it or its property and material to the operation of its business.

SECTION 5.08. Use of Proceeds.  The proceeds of the Loans will be used only for (a) to fund corporate working capital needs, (b) to fund the acquisition of stabilized income producing commercial real estate assets, including without limitation, retail, office, industrial, multi-family, hospitality properties, healthcare properties and self storage properties, (c) to fund the acquisition of other commercial real estate assets, including without limitation, (i) investments in equity securities (common and preferred real estate related equity securities issued by public and private real estate companies) and (ii) investments in Real Estate Loan Investments. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Insurance.

(a)      Insurance. Prior to the initial Borrowing hereunder and at all times thereafter, the Borrower, at its expense, shall maintain and deliver to the Lender policies of insurance providing the following:

(i)      Commercial General Liability Insurance with limits of not less than $1,000,000 per occurrence combined single limit and $2,000,000 in the aggregate for the policy period, or in whatever higher amounts as may be required by the Lender from time to time by notice to the Borrower, and extended to cover: (a) Contractual Liability assumed by the Borrower with defense provided in addition to policy limits for indemnities of the named insured, (b) if any of the work is subcontracted, Independent Contractors Liability providing coverage in connection with such portion of the work which may be subcontracted, (c) Broad Form Property Damage Liability, (d) Products & Completed Operations for coverage, such coverage to apply for two years following completion of construction, (e) waiver of subrogation against all parties named additional insured, (f) severability of interest provision, and (g) Personal Injury & Advertisers Liability.

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(ii)      Automobile Liability including coverage on owned, hired and non-owned automobiles and other vehicles, if used in connection with the performance of the work, with Bodily Injury and Property Damage limits of not less than $1,000,000.00 per occurrence combined single limit, with a waiver of subrogation against all parties named as additional insured.

(iii)     Umbrella/Excess Liability in excess of Commercial General Liability, Automobile Liability and Employers’ Liability coverages which is at least as broad as these underlying policies with a limit of liability of $10,000,000.00.

(iv)     All-Risk Property (Special Cause of Loss) Insurance on each Real Property in an amount not less than the full insurable value on a replacement cost basis of the insured Real Property and personal property related thereto. During any construction period, such policy shall be written in the so-called “Builder’s Risk Completed Value Non-Reporting Form” with no coinsurance requirement and shall contain a provision granting the insured permission to occupy prior to completion. Such policy shall not contain an exclusion for terrorist losses. However, if such an exclusion exists in the All-Risk policy, a separate Terrorism policy covering Certified Acts of Terrorism must be evidenced to the Lender in an amount equal to the full replacement cost of the improvements. This policy must also list the Lender as mortgagee and loss payee.

(v)      Workers’ Compensation and Employer’s Liability Insurance in accordance with the applicable laws of the state in which the work is to be performed or of the state in which the Borrower is obligated to pay compensation to employees engaged in the performance of the work. The policy limit under the Employer’s Liability Insurance section shall not be less than $1,000,000.00 for any one accident.

(vi)      If the applicable Real Property, or any part thereof, lies within a “special flood hazard area” as designated on maps prepared by the Department of Housing and Urban Development, a National Flood Insurance Association standard flood insurance policy, plus insurance from a private insurance carrier if necessary, for the duration of the Loans in the amount of the full insurable value of the Real Property, or the amount of the Loan, whichever is less.

(vii)     Such other insurance as the Lender may reasonably require, which may include, without limitation, errors and omissions insurance with respect to the contractors, architects and engineers, earthquake insurance, rent abatement and/or business loss.

(b)      Policy Requirements.    All insurance policies shall (i) be issued by an insurance company licensed to do business in the state where the Real Property is located having a rating of “A-” VIII or better by A.M. Best Co., in Best’s Rating Guide, (ii) name “JPMorgan Chase Bank, N.A., any and all subsidiaries as their interest may appear” as additional insureds on all liability insurance and as mortgagee and loss payee on all All-Risk Property and flood insurance, (iii) be endorsed to show that the Borrower’s insurance shall be primary and all insurance carried by the Lender is strictly excess and secondary and shall not contribute with the Borrower’s insurance, (iv) provide that the Lender is to receive thirty (30) days written notice prior to non-renewal or cancellation, (v) be evidenced by a certificate of insurance to be provided to the Lender along with a copy of the policy for All-Risk Property coverage), (vi) include either policy or binder numbers on the ACORD form, and (vii) be in form and amounts acceptable to the Lender.

SECTION 5.10. Casualty and Condemnation.    The Borrower (a) will furnish to the Lender prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding

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and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11. Appraisals.  Lender shall have the right to order new Appraisals of the Real Properties from time to time according to the terms of this Section, but not more frequently than once in any twelve (12) month period. If Lender orders more than one Appraisal for the same Real Property in any twelve (12) month period, such additional Appraisals shall be at Lender's own cost and expense. Notwithstanding the foregoing, Lender shall have the right to order new Appraisals at Borrower’s cost and expense if the Appraisals are ordered (a) after the occurrence of an Event of Default, or (b) because required by applicable law or regulation, or (c) at the time of submission of each Borrowing Base Property, or (d) at the time of any renewal or extension of the Loan (which Appraisal must be dated within six (6) months of the Maturity Date as provided in Section 8.19(f) of this Agreement). Each Appraisal is subject to review and approval by Lender. Borrower agrees upon demand to pay to Lender the cost and expense for such Appraisals.

SECTION 5.12. Depository Banks.    The Borrowing Base Subsidiaries shall maintain JPMorgan Chase Bank, N.A. as a depository bank for domestic operations, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of their respective businesses as they relate to each Borrowing Base Property.

SECTION 5.13. Additional Collateral; Further Assurances.  Subject to applicable law, the REIT, the Borrower and each Borrowing Base Subsidiary shall:

(a)      unless the Lender otherwise consents, cause each Borrowing Base Subsidiary of the Borrower formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit C hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will become a grantor under the Security Agreement and will grant Liens to the Lender, in any property of such Loan Party which constitutes Collateral;

(b)      The REIT, the Borrower and each Borrowing Base Subsidiary will cause one hundred percent (100%) of the issued and outstanding Equity Interests of each of its Borrowing Base Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Lender pursuant to the terms and conditions of the Loan Documents or other security documents as the Lender shall reasonably request; and

(c)      Without limiting the foregoing, each Loan Party will, and will cause each Borrowing Base Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

SECTION 5.14. Compliance with Terms of Leaseholds; Approved Ground Lease Matters.

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(a)          Each Loan Party agrees, with respect to the Leases of premises within any of the Borrowing Base Properties that:

(i)

The Borrower shall not, and shall not permit any Borrowing Base Subsidiary to, enter into any Lease for any space at any Borrowing Base Property (unless such proposed Lease is held in escrow pending the receipt of any approval required below) except as follows:

(1)        Non-Major Leases.    The Borrower and the Borrowing Base Subsidiaries may enter into Leases that do not constitute Major Leases, and extensions, amendments, modifications, supplements and renewals thereof, without the approval of the Lender or any Lender; provided that such Lease, extension, amendment, modification, supplement or renewal is on arm’s length terms and is entered into in the ordinary course of business with a tenant not affiliated with the Borrower or any Subsidiary;

(2)        Major Leases.    Neither Borrower nor any Borrowing Base Subsidiary shall enter into any Major Lease or any extension, renewal, amendment, modification or supplement of any Major Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the Lease), without the prior written approval of the Lender, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary set forth above, the Lender may require that the Borrower or the applicable Borrowing Base Subsidiary and the tenant under any Major Lease execute and deliver a subordination, non-disturbance and attornment agreement, as a condition to the grant by the Lender of consent to such Major Lease;

(3)        Information.  With respect to any Major Lease or amendment, modification or supplement of a Major Lease that requires approval of the Lender, the Borrower shall, or shall cause the applicable Borrowing Base Subsidiary to, provide the Lender with the following information (collectively, the “Lease Approval Package”): (A) all material information available to the Borrower or such Borrowing Base Subsidiary concerning the lessee and its business and financial condition; and (B) a written summary of the material terms of such lease or lease modification. Within ten (10) Business Days after the Lender shall have received a complete Lease Approval Package, the Lender shall either consent or refuse to consent to such Lease Approval Package. If the Lender shall fail to respond within such ten (10) Business Day period, the Lender shall be deemed to have disapproved such lease or lease modification.

(ii)

Notwithstanding anything to the contrary set forth in this Section 5.14, the following requirements shall apply with respect to all new Leases of premises within any of the Borrowing Base Properties, and, for purposes of clause (A) below, any amendments, modifications or supplements of Leases of premises within any of the Borrowing Base Properties, entered into after the date hereof:

(1)        The Borrower shall, or shall cause each Borrowing Base Subsidiary to, concurrently with the delivery of the Borrower’s financial statements for a quarter, provide the Lender with a true, correct and complete

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copy of all Leases entered into with respect to premises within the Borrowing Base Properties during the previous quarter;

(2)        All such Leases must be subordinate to the applicable Mortgage, and all existing and future advances thereunder, and to any amendments, modifications or supplements thereof;

(3)        With respect only to Major Leases relating to premises of 15,000 square feet or more, the Lender shall, if requested by the Borrower or the applicable Borrowing Base Subsidiary, and as a condition to a tenant’s obligation to subordinate its lease (if necessary or if requested by the Borrower) or attorn, enter into a subordination, non-disturbance and attornment agreement with such tenant;

(4)        All such Leases (except those which have been entered into prior to the date on which the premises becomes a Borrowing Base Property) shall be substantially in the form of the Borrower’s or the applicable Borrowing Base Subsidiary’s standard form lease.

(iii)

The Borrower shall not, and shall not permit any Borrowing Base Subsidiary to, (A) other than in the ordinary course of business: accept from any tenant under any such Lease, or permit any tenant to pay, rent for more than one month in advance, except for payment in the nature of security for performance of a tenant’s obligations, escalations, percentage rents and estimated payments (not prepaid more than one month prior to the date such estimated payments are due) of operating expenses, taxes and other pass-throughs paid by tenants pursuant to their Leases and lease termination payments; (B) except for the Collateral Documents, assign, transfer, pledge, subordinate or mortgage any such Lease or any rent thereunder without the prior written consent of the Lender; (C) waive or release any nonperformance of any material covenant of any Major Lease by any tenant without the Lender’s prior written consent; (d) release any guarantor from its obligations under any guaranty of any Major Lease or any letter of credit or other credit support for a tenant’s performance under any Major Lease, except as expressly permitted pursuant to the terms of such Major Lease; or (E) enter into any master lease for any space at the Borrowing Base Properties. Notwithstanding the foregoing or anything to the contrary contained herein, the Borrower and each Borrowing Base Subsidiary shall have the right, at its option, to terminate or accept the surrender of any such Lease (excluding any Major Lease where prior written approval of the Lender will be required), and to pursue any other rights and remedies the Borrower or such Borrowing Base Subsidiary may have against any tenant, following an uncured material default by a tenant under its Lease. At the Lender’s request from time to time (but no more frequently than the greater of (A) once every twelve (12) months or (B) as provided by the terms of the applicable Major Lease) the Borrower shall obtain and furnish to the Lender, written estoppel certificates in the forms required under the Major Leases of any of the Borrowing Base Properties and confirming the term, rent, and other provisions and matters relating to the Major Leases.

(iv)

The Borrower and each applicable Borrowing Base Subsidiary (i) shall perform the obligations which the Borrower or applicable Borrowing Base Subsidiary is required to perform under such Leases; (ii) if Borrower reasonably determines

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that it is advisable and practical to do so utilizing prudent business judgment, it shall enforce the material obligations to be performed by the tenants; (iii) shall promptly furnish to the Lender any notice of default or termination received by the Borrower or applicable Borrowing Base Subsidiary from any tenant under a Major Lease, and any notice of default or termination given by the Borrower or applicable Borrowing Base Subsidiary to any tenant under a Major Lease.

(b)          With respect to any Approved Ground Lease or material easement agreements related to any Borrowing Base Property (as applicable):

(i)	pay when due the rent and other amounts due and payable thereunder (subject to applicable cure or grace periods);

(ii)	timely perform and observe all of the material terms, covenants and conditions required to be performed and observed by it as tenant thereunder (subject to applicable cure or grace periods);

(iii)	do all things necessary to preserve and keep unimpaired such ground lease or easement agreement and its rights thereunder;

(iv)	not waive, excuse or discharge any of the material obligations of the lessor or other obligor thereunder;

(v)	diligently and continuously enforce the material obligations of the lessor or other obligor thereunder;

(vi)

not do, permit or suffer (i) any act, event or omission which would be likely to result in a default or permit the applicable lessor or other obligor to terminate or exercise any other remedy with respect to the applicable ground lease or easement or (ii) any act, event or omission which, with the giving of notice or the passage of time, or both, would constitute a default or permit the lessor or such other obligor to exercise any other remedy under the applicable agreement;

(vii)

not cancel, terminate, surrender, modify or amend any of the material provisions of any such ground lease or easement or agree to any termination, material amendment, modification or surrender thereof without the prior written consent of the Lender;

(viii)	deliver to the Lender all default and other material notices received by it or sent by it under the applicable ground lease or easement agreement;

(ix)

at Lender’s reasonable request, provide to Lender any information or materials relating to such ground lease or easement agreement and evidencing the due observance and performance by the Borrower or its applicable Borrowing Base Subsidiary of its obligations thereunder;

(x)	not permit or consent to the subordination of such ground lease or easement agreement to any mortgage or other leasehold interest of the premises related thereto;

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(xi)

execute and deliver (to the extent permitted to do so under such ground lease or easement agreement), upon the request of the Lender, any documents, instruments or agreements as may be required to permit the Lender to cure any default under such ground lease or easement agreement;

(xii)

provide to Lender written notice of its intention to exercise any option or renewal or extension rights with respect to such ground lease or easement at least thirty (30) days prior to the expiration of the time to exercise such right or option and, upon the direction of the Lender, which shall not be unreasonably withheld, delayed, or conditioned, duly exercise any renewal or extension option with respect to any such ground lease or easement (provided, that from and after an Event of Default, the Lender shall be appointed the attorney-in-fact, coupled with an interest, to execute and deliver, for and in the name of such Person, all instruments, documents or agreements necessary to extend or renew any such ground lease or easement);

(xiii)

not treat, in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, any ground lease or easement agreement as terminated, cancelled or surrendered pursuant to the Federal bankruptcy code without the Lender’s prior written consent;

(xiv)

in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, ratify the legality, binding effect and enforceability of the applicable ground lease or easement agreement within the applicable time period therefore in such proceedings, notwithstanding any rejection by such ground lessor or obligor or trustee, custodian or receiver related thereto;

(xv)

provide to the Lender not less than thirty (30) days prior written notice of the date on which the Borrower or applicable Borrowing Base Subsidiary shall apply to any court or other Governmental Authority for authority or permission to reject the applicable ground lease or easement agreement in the event that there shall be filed by or against the Borrower or applicable Borrowing Base Subsidiary any petition, action or proceeding under the Federal bankruptcy code or any similar federal or state law; provided, that the Lender shall have the right following a Default, but not the obligation, to serve upon the Borrower or applicable Borrowing Base Subsidiary within such thirty (30) day period a notice stating that (A) the Lender demands that the Borrower or applicable Borrowing Base Subsidiary assume and the assign the relevant ground lease or easement agreement to the Lender subject to an in accordance with the Federal bankruptcy code and (B) the Lender covenants to cure or provide reasonably adequate assurance thereof with respect to all defaults susceptible of being cured by the Lender and of future performance under the applicable ground lease or easement agreement; provided, further, that if the Lender serves such notice upon the Borrower, the Borrower or applicable Borrowing Base Subsidiary shall not seek to reject the applicable agreement and shall promptly comply with such demand;

(xvi)

permit the Lender (at its option), during the continuance of any Event of Default, to (i) perform and comply with all obligations under the applicable ground lease or easement agreement; (ii) do and take such action as the Lender deems necessary or desirable to prevent or cure any default by the Borrower or applicable Borrowing Base Subsidiary under such ground lease or easement

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agreement and (iii) subject to the terms of the applicable ground lease, enter in and upon the applicable premises related to such ground lease or easement agreement to the extent and as often as the Lender deems necessary or desirable in order to prevent or cure any default under the applicable ground lease or easement agreement;

(xvii)

in the event of any arbitration, court or other adjudicative proceedings under or with respect to any such ground lease or easement agreement, permit the Lender (at its option) to exercise all right, title and interest of the Borrower or applicable Borrowing Base Subsidiary in connection with such proceedings; provided, that (i) the Lender shall be appointed the attorney-in-fact (which appointment shall be deemed coupled with an interest) by the Borrower and each applicable Borrowing Base Subsidiary to exercise such right, interest and title and (ii) the Borrower shall bear all costs, fees and expenses related to such proceedings; provided, further, that the Borrower hereby further agrees that the Lender shall have the right, but not the obligation, to proceed in respect of any claim, suit, action or proceeding relating to the rejection of any of the ground leases or easement agreements referenced above by the relevant ground lessor or obligor as a result of bankruptcy or similar proceedings (including, without limitation, the right to file and prosecute all proofs of claims, complaints, notices and other documents in any such bankruptcy case or similar proceeding);

(xviii)

deliver to the Lender (or, subject to the requirements of the subject ground lease, cause the applicable lessor or other obligor to deliver to the Lender) an estoppel certificate in relation to such ground lease or easement agreement in form and substance acceptable to the Lender, in its discretion, and, in any case, setting forth (A) the name of lessee and lessor under the ground lease (if applicable); (B) that such ground lease or easement agreement is in full force and effect and has not been modified except to the extent Lender has received notice of such modification; (C) that no rental and other payments due thereunder are delinquent as of the date of such estoppel; and (D) whether such Person knows of any actual or alleged defaults or events of default under the applicable ground lease or easement agreement; and

(xix)

execute and deliver to Lender, within ten (10) days of any request therefor, such documents, instruments, agreements, assignments or other conveyances reasonably requested by the Lender in connection with or in furtherance of any of the provisions set forth above in Section 5.14(a) or this Section 5.14(b) or the rights granted to the Lender in connection therewith.

SECTION 5.15. Alterations.    The Loan Parties shall obtain the Lender’s prior written consent to any alterations to any improvements upon any Borrowing Base Property that may have a Material Adverse Effect upon the use, operation or value of any Borrowing Base Property or the Actual NOI with respect to any Borrowing Base Property, other than (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any improvements, any utility or HVAC system contained in any improvements or the exterior of any building constituting a part of any improvements at any Borrowing Base Property, or (c) alterations performed in connection with the restoration of any Borrowing Base Property after the occurrence of a casualty in accordance with the terms and provisions of the Loan Documents.

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SECTION 5.16. Property Management; Budgets.

Each Loan Party agrees, with respect to any of the Borrowing Base Properties that it:

(a)          Shall not enter into any property management agreements with Affiliates of the REIT or the Borrower unless the same are on arm’s length commercially reasonable market terms similar to those available with a third party manager. For purposes of this section, any Loan Party may enter into property management agreements with Macquarie CNL Global Income Managers, LLC or its Affiliates so long as such agreements are at market rates and on market terms; or

(b)          shall, at any time the Borrower or any Borrowing Base Subsidiary enters into a property management agreement with any unaffiliated Person, obtain from the property manager a property manager’s consent and recognition agreement in form and substance reasonably satisfactory to the Lender; or

(c)          shall deliver, within thirty (30) days following the commencement of each fiscal year, the property management budget for such year for each Borrowing Base Property where a property management agreement is in effect.

SECTION 5.17. Addition/Removal of Borrowing Base Properties.

(a)          Additions of Borrowing Base Properties.    As of the Effective Date, the Borrowing Base Properties hereunder shall be the Borrowing Base Properties listed on Schedule 3.05. Additional Real Properties may be offered by the Borrower for inclusion as Borrowing Base Properties hereunder only in accordance with the following (and any other applicable terms and conditions contained in this Agreement):

(i)

Request for Addition of Borrowing Base Properties.    The Borrower from time to time may request that any Real Property that satisfies the criteria set forth in the definition of the term “Borrowing Base Property” (a “Nominated Property”), be accepted as Collateral and included as a Borrowing Base Property by delivering to the Lender a written request therefor. Promptly following the receipt of the Borrower’s request, the Lender shall order an Appraisal of such Real Property, which shall be performed at the Borrower’s expense.

(ii)

Due Diligence Review of Nominated Property.    In order to assist the Lender in its evaluation of such Nominated Property, the Borrower shall at its expense provide the Lender with the following due diligence materials and information with respect to any Nominated Property:

(1)        a commitment for a Mortgage Policy with respect to the Nominated Property meeting the requirements set forth in clause (b) of the definition of “Borrowing Base Deliverables;”

(2)        a survey meeting the requirements set forth in clause (c) of the definition of “Borrowing Base Deliverables;”

(3)        property condition, engineering, soils and other reports, evidence necessary for the Lender to determine the status of such Nominated Property as a Flood Hazard Property, an environmental site assessment and other reports,

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studies and evidence meeting the requirements set forth in clauses (d), (i), (j), (k) and if applicable (n) of the definition of “Borrowing Base Deliverables;”

(4)        copies of all Leases with respect to such Nominated Property and estoppel certificates and subordination, non-disturbance and attornment agreements that meet the requirements set forth in clause (e) of the definition of “Borrowing Base Deliverables”;

(5)        if the Nominated Property is subject to a ground lease, copies of the ground lease along with the other materials relating thereto meeting required pursuant to clause (f) of the definition of “Borrowing Base Deliverables;”

(6)        evidence of the ability of the Borrower to provide insurance in compliance with the requirements set forth in clause (g) of the definition of “Borrowing Base Deliverables;”

(7)        UCC searches with respect to the existing or proposed owner or lessor of the Nominated Property;

(8)        copies of permanent and unconditional certificates of occupancy for such Nominated Property, if available;

(9)        the existing or proposed form of property management agreement, standard lease form and all existing brokerage and/or leasing agreements, if any, affecting such Nominated Property;

(10)        identification of the Borrowing Base Subsidiary that owns or will be acquiring such Real Property, together with such organizational documents, financial information and other information with respect to such Borrowing Base Subsidiary as the Lender may reasonably request;

(11)        current, certified rent roll and other reports of the financial and operating results (for the most recent 12-month period) and projections for the Nominated Property in such format as the Lender may reasonably require;

(12)        in the case of an acquisition, a copy of the purchase and sale agreement(s) by which the owner will acquire the fee title to, or ground lease interest in, the Nominated Property; and

(13)        such other Borrowing Base Deliverables, evidence of the satisfaction with respect to such Nominated Property of the requirements set forth in the definition of “Borrowing Base Property,” and other items pertaining to the Nominated Property as the Lender may reasonably request.

The Lender shall notify the Borrower within ten (10) Business Days of receipt of all of the items described in clauses (1) through (13) above and receipt of the Appraisal described in Section 5.17(a)(i) whether it is willing to accept the applicable Nominated Property as a Borrowing Base Property, which acceptance shall be subject to the satisfaction of the conditions set forth in Section 5.17(a)(iii). The failure of the Lender to notify the Borrower of its willingness to accept a Nominated Property as a Borrowing Base Property within such ten (10) Business Day period shall be deemed to be a disapproval of such Nominated Property. The Lender shall have the right, in its sole discretion, to accept or reject any

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such Nominated Property offered as an additional Borrowing Base Property. All reasonable costs and expenses incurred by the Lender in reviewing the due diligence materials described above, and in connection with the consideration of a Nominated Property, and in documenting the addition of such Nominated Property as a Borrowing Base Property, shall be for the account of the Loan Parties.

(iii)

Conditions to Addition of Nominated Property as a Borrowing Base Property. Each of the following conditions must be satisfied prior to any Nominated Property becoming a Borrowing Base Property hereunder:

(1)        Appraisal.    The Lender shall have received and reviewed an Appraisal for the Nominated Property that meets the requirements of clause (h) of the definition of “Borrowing Base Deliverables.”

(2)        Guaranty and Collateral Documents.    The Borrower shall deliver, or caused to be delivered, to the Lender, at the Borrower’s sole expense, a Joinder Agreement, Security Agreement and other documents required by the Lender (in each case if the Nominated Property is owned or leased by a Borrowing Base Subsidiary that is not currently a Loan Guarantor, with respect to such Borrowing Base Subsidiary where applicable), a Mortgage (and other assignments) meeting the requirements of clause (a) of the definition of “Borrowing Base Deliverables,” a solvency certificate executed on behalf of such Borrowing Base Subsidiary and each of the Loan Parties that will remain obligated under the Loan Documents after giving effect to such addition (with respect to the solvency of each Loan Party both before and after giving effect to such addition) and such updates to the Schedules attached hereto as would be required to reflect the addition of such Nominated Property as a Borrowing Base Property and the addition of such Borrowing Base Subsidiary as a Loan Guarantor. In addition, all actions shall have been taken consistent with clause (l) of the definition of “Borrowing Base Deliverables” in order to create a valid first and subsisting Lien on the property described in the Mortgage encumbering such Nominated Property.

(3)        Title Assurances.    The Lender shall have received confirmation satisfactory to the Lender of the effectiveness of a Mortgage Policy for such new Borrowing Base Property meeting the requirements of clause (b) of the definition of “Borrowing Base Deliverables.”

(4)        Insurance.    The Borrower shall have provided, or caused to be provided, to the Lender the insurance policies required for such Nominated Property meeting the requirements of clause (g) of the definition of “Borrowing Base Deliverables,” together with evidence of the payment of premiums therefor that are then due and payable.

(5)        Legal Opinions.    The Borrower shall have delivered to the Lender, if required by the Lender, such opinions of counsel as to such Borrowing Base Subsidiary and the Mortgage and other Collateral Documents for such Borrowing Base Property as may be consistent with the types and forms of legal opinions delivered with respect to such matters as were delivered prior to the initial Loan.

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(6)        Officer’s Certificate.    The Borrower shall have delivered to the Lender a certificate of its Certifying Officer of the Borrower certifying (i) that no Default has occurred and is continuing; (ii) that the conditions precedent set forth in Section 5.17 have been satisfied; (iii) that all financial and operating information delivered to the Lender is complete and correct in all material respects; (iv) that all representations and warranties relating to Borrowing Base Subsidiaries and Borrowing Base Properties set forth in this Agreement are true and correct as to the Borrowing Base Subsidiary that is the owner of such Nominated Property and as to such Nominated Property as of the date on which it is to be added as a Borrowing Base Property; (v) that such Nominated Property complies with all covenants set forth herein as of such date; and (vi) in the case of an acquisition, the purchase price for the Nominated Property, upon which the Lender shall be entitled to rely.

(7)        Disbursements.    The Borrower shall have paid all costs and expenses incurred by the Lender in reviewing the due diligence materials described above, and in connection with the consideration of a Nominated Property, and in documenting the addition of such Nominated Property as a Borrowing Base Property.

(8)        Affirmation.    Each Loan Party shall have reaffirmed its obligations under each Loan Document to which it is a party, in form and substance satisfactory to the Lender.

(iv)

Timing of Inclusion of New Borrowing Base Property; Requirements for Lender Approval.     Notwithstanding anything to the contrary contained herein, (A) no Real Property shall be added as a Borrowing Base Property after the Effective Date (or treated as such in any compliance certificate delivered to the Lender, on Schedule 3.05 or otherwise in any calculation of the Borrowing Base, the Collateral Value Amount, or any of the components of the financial covenants set forth in this Agreement that refer to “Borrowing Base Properties”) unless such Real Property is nominated as a Nominated Property pursuant to this Section 5.17(a), is approved for inclusion as a Borrowing Base Property pursuant to this Section 5.17(a), and satisfies the conditions for inclusion as a Borrowing Base Property pursuant to this Section 5.17(a). Promptly upon such Real Property being added as a Borrowing Base Property, the Lender shall notify the Borrower thereof. The Lender will have ten (10) Business Days (or such shorter period of time as may be agreed to in writing by the Lender) after the delivery of all information and materials described in this Section 5.17(a) to determine whether the Nominated Property satisfies the conditions for addition as a Borrowing Base Property.

(v)

Appraisals.    The Borrower shall, and shall cause the applicable Borrowing Base Subsidiary to, cooperate with the appraisers performing such Appraisal, including by providing the appraisers with access to the Nominated Property and the books and records of the Borrower or such Borrowing Base Subsidiary related thereto.

(b)          Notwithstanding anything contained herein to the contrary, to the extent any Real Property previously qualifying as a Borrowing Base Property ceases to have a valuation which meets the criteria for qualification as such after the Lender's receipt, review and approval of an Appraisal thereof

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according to the provisions of Section 5.11 of this Agreement, then Lender shall notify Borrower in writing of such fact and shall specify the dollar shortfall by which such Borrowing Base Property fails to meet such valuation qualification. Borrower shall then have ten (10) Business Days following receipt of such written notice within which to pay to Lender the amount of such dollar shortfall as a principal reduction of the “Allocated Note Amount” (defined in the Mortgage), failing which the following shall automatically occur without further notice: (i) such Real Property shall be immediately removed from all Borrowing Base-related calculations contained herein; (ii)any such Real Property shall immediately cease to be a “Borrowing Base Property” hereunder, Schedule 3.05 attached hereto shall be deemed to have been immediately amended to remove such Real Property from the list of Borrowing Base Properties and (iii) the Borrower shall be required, within ten (10) Business Days after such Real Property ceases to qualify as a Borrowing Base Property, to satisfy all of the conditions set forth in this Agreement with respect to the release of such Borrowing Base Property.

(c)          Except as set forth in this Section 5.17(c), or unless the Obligations (other than inchoate indemnity obligations) have been fully satisfied and the Revolving Commitment is terminated, neither the Borrower nor any Borrowing Base Subsidiary shall have the right to obtain the release of any Borrowing Base Property from the Lien of the Loan Documents, and no repayment or prepayment of any portion of the Loan shall cause or otherwise result in, the release of the Lien of any Mortgage on any Borrowing Base Property or any other Collateral. When any Borrowing Base Property is sold, the Borrowing Base Subsidiary shall repay to Lender the “Allocated Loan Amount” applicable to such Borrowing Base Property (as that term is defined in the applicable Mortgage), and, upon such payment, (1) the Borrowing Base Property shall be released from the Lien of the Loan Documents, and (2) if the Borrowing Base Subsidiary owns no other Borrowing Base Properties, it shall also be released from each of the Loan Documents. Any release upon payment of the Obligations in full and termination of the Revolving Commitment shall be in accordance with the provisions of the Mortgages governing releases.

(i)

At any time following the Effective Date, the Borrower on one or more occasions may obtain, and the Lender shall take such actions as are necessary to effectuate pursuant to this Section 5.17(c), the release of the entirety of any Borrowing Base Property from the Lien of the Mortgages (and related Loan Documents) thereon and the release of the Borrower’s and the respective Borrowing Base Subsidiary's obligations under the Loan Documents with respect to such Borrowing Base Property (other than those which expressly survive repayment, including, but not limited to, those set forth in the Environmental Indemnity Agreement), upon satisfaction of each of the following conditions:

(1)        The Borrower shall submit to the Lender, by 1:00 p.m., Dallas, Texas time, at least ten (10) Business Days prior to the date of the proposed release, written notice of its election to obtain such release (which notice shall include a certification by the Certifying Officer of the Borrower that the proposed release complies with all of the conditions set forth in this Section, a solvency certificate executed on behalf of each of the Loan Parties that will remain obligated under the Loan Documents after giving effect to such release (with respect to the solvency of each such Loan Party both before and after giving effect to such release) a Compliance Certificate with respect to such removal after giving effect to such release, together with the form or forms for a release of Lien and related Loan Documents for such Borrowing Base Property for execution by the Lender, which the Lender shall execute and deliver to the applicable Borrowing Base Subsidiary, for recordation upon satisfaction of all conditions set forth in this Section 5.17(c). Such release shall be in a form

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appropriate in each jurisdiction in which the applicable Borrowing Base Property is located and reasonably satisfactory to the Lender and its counsel;

(2)        If after giving effect to such release, the Total Outstandings would exceed the Borrowing Base, then the Borrower shall, prior to the effectiveness of such release, make a prepayment in the amount of such excess;

(3)        No Default or Event of Default shall exist at the time of the Borrower’s request or on the date of the proposed release or after giving effect thereto (other than a Default that would be cured by effectuating such release).

(ii)

Upon satisfaction of the foregoing conditions with respect to the release of a Borrowing Base Property, (i) Schedule 3.05 shall be immediately amended to remove such Real Property from the list of Borrowing Base Properties, and such Real Property shall no longer be considered a “Borrowing Base Property” for purposes of this Agreement or the other Loan Documents (except for purposes of those indemnification obligations and other covenants which, by their terms, expressly survive any such release); (ii) all Liens in favor of the Lender on such Real Property shall be released promptly by the Lender pursuant this Section; and (iii) if the Borrowing Base Subsidiary that owns such Real Property no longer owns any Real Property qualified as a Borrowing Base Property, such Borrowing Base Subsidiary shall no longer be a Loan Guarantor hereunder (except for purposes of those indemnification obligations and other covenants which, by their terms, expressly survive any such removal). It is understood and agreed that no such release shall affect any covenants or other provisions of the Loan Documents that apply to such released Borrowing Base Subsidiary as a “Subsidiary” or “Affiliate” or impair or otherwise adversely affect the Liens, security interests and other rights of the Lender or the Lenders under the Loan Documents not being released (or as to the parties to the Loan Documents and Borrowing Base Properties subject to the Loan Documents not being released), including with respect to any Liens upon the Equity Interests in such Borrowing Base Subsidiary arising under the Security Agreement.

ARTICLE VI

Negative Covenants

Until the Revolving Commitment has expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full, the Loan Parties covenant and agree, jointly and severally, with the Lender that:

SECTION 6.01. Indebtedness.  No Borrowing Base Subsidiary will create, incur or suffer to exist any Indebtedness, except:

(a)          the Secured Obligations;

(b)          Intentionally Deleted;

(c)          Indebtedness of the Borrower to any Borrowing Base Subsidiary and of any Borrowing Base Subsidiary to the Borrower or any other Borrowing Base Subsidiary, provided that (i) Indebtedness of any Borrowing Base Subsidiary shall be subject to Section 6.04 and (ii) Indebtedness of

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the Borrower to any Borrowing Base Subsidiary shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Lender;

(d)        Guarantees by the Borrower of Indebtedness of any Borrowing Base Subsidiary and by any Borrowing Base Subsidiary of Indebtedness of the Borrower or any other Borrowing Base Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any Borrowing Base Subsidiary shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Borrowing Base Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)        Intentionally Deleted;

(f)        Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(g)        Indebtedness of any Borrowing Base Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(h)        Indebtedness of any Person that becomes a Borrowing Base Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Borrowing Base Subsidiary and is not created in contemplation of or in connection with such Person becoming a Borrowing Base Subsidiary and (ii) the aggregate principal amount of Indebtedness for any Borrowing Base Subsidiary permitted by this clause (h) shall not exceed $1,000,000.00 at any time outstanding;

(i)        Nothing contained in this Section or in this Agreement shall prohibit or limit the REIT or the Borrower from issuing, redeeming and otherwise dealing with preferred stock and warrants of the REIT; and

(j)        Nothing contained in this Section or in this Agreement shall prohibit or limit Subsidiaries of the Borrower and REIT which are not Borrowing Base Subsidiaries from conducting business in any manner deemed appropriate and advisable by the REIT, the Borrower and/or such Subsidiaries, including without limitation, obtaining third party financing, entering into loan agreements, executing guarantees, contracts and other agreements, or otherwise conducting such Subsidiaries’ business affairs.

SECTION 6.02. Liens.    No Borrowing Base Subsidiary will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)        Liens created pursuant to any Loan Document;

(b)        Permitted Encumbrances;

(c)        Intentionally Deleted;

(d)        Intentionally Deleted; and

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(e)        Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above.

SECTION 6.03. Fundamental Changes.

(a)        No Borrowing Base Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Borrowing Base Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Borrowing Base Subsidiary may merge into any other Borrowing Base Subsidiary and (iii) any Borrowing Base Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly owned Borrowing Base Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)        No Borrowing Base Subsidiary will engage in any business other than businesses of the type conducted by the Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions.    No Borrowing Base Subsidiary shall purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Borrowing Base Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)        Permitted Investments, subject to control agreements in favor of the Lender or otherwise subject to a perfected security interest in favor of the Lender;

(b)        Intentionally Deleted;

(c)        investments by the Borrowing Base Subsidiaries in Equity Interests in their respective Subsidiaries, provided that any such Equity Interests held by a Borrowing Base Subsidiary shall be pledged pursuant to the Security Agreement;

(d)        loans or advances made by the Borrower to any Borrowing Base Subsidiary and made by any Borrowing Base Subsidiary to the Borrower or any other Subsidiary;

(e)        Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Borrowing Base Subsidiaries that is Guaranteed by any Borrowing Base Subsidiary shall (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall not exceed $1,000,000.00 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

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(f)        Intentionally Deleted.

(g)        investments in the form of Swap Agreements permitted by Section 6.07;

(h)        investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Subsidiaries so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(i)        investments received in connection with the dispositions of assets permitted by Section 6.05; and

(j)        investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances.”

SECTION 6.05. Asset Sales. No Borrowing Base Subsidiary will sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrowing Base Subsidiary issue any additional Equity Interest in such Borrowing Base Subsidiary (other than to the Borrower or another Borrowing Base Subsidiary in compliance with Section 6.04), except:

(a)        sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b)        sales, transfers and dispositions to any Borrowing Base Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)        sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)        sales, transfers and dispositions of Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.04;

(e)        Sale and Leaseback Transactions permitted by Section 6.06;

(f)        dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrowing Base Subsidiary; and

SECTION 6.06. Sale and Leaseback Transactions. No Borrowing Base Subsidiary will enter into any Sale and Leaseback Transaction, except for any such sale of any fixed or capital assets by the Borrower or any Borrowing Base Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within ninety (90) days after the Borrower or such Borrowing Base Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Swap Agreements. No Borrowing Base Subsidiary will enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Borrowing Base Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to

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another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrowing Base Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a)          No Borrowing Base Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that each of the Borrowing Base Subsidiaries may make Restricted Payments, not exceeding $1,000,000.00 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrowing Base subsidiaries.

(b)          No Borrowing Base Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)	payment of Indebtedness created under the Loan Documents;

(ii)

payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)	refinancings of Indebtedness to the extent permitted by Section 6.01; and

(iv)	payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

Nothing contained in this Section or in this Agreement shall operate to prohibit or limit the REIT or the Borrower from issuing securities including, without limitation, preferred stock and warrants, or from redeeming such securities, including without limitation such actions which are consistent with and pursuant to the REIT’s stock redemption plan.

SECTION 6.09. Transactions with Affiliates.    No Borrowing Base Subsidiary will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Borrower or such Borrowing Base Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of the Borrower or any Borrowing Base Subsidiary who are not employees of the Borrower or any Borrowing Base Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Borrowing Base Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors.

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SECTION 6.10. Restrictive Agreements.    No Borrowing Base Subsidiary will directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrowing Base Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Borrowing Base Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Borrowing Base Subsidiary or to Guarantee Indebtedness of the Borrower or any other Borrowing Base Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Borrowing Base Subsidiary pending such sale, provided such restrictions and conditions apply only to the Borrowing Base Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents.    No Borrowing Base Subsidiary will materially amend, modify or waive any of its rights under (a) agreement relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents or (c) add other material agreement that should not be amended, to the extent any such amendment, modification or waiver would be adverse to the Lender.

SECTION 6.12. Intentionally Deleted.

SECTION 6.13. Financial Covenants.

(a)        Minimum Net Worth Requirement.    Beginning with December 31, 2010, the REIT shall maintain at all times a minimum Consolidated Net Worth of no less than $5,402,933.00, plus seventy-five percent (75%) of net equity raised after such date. For purposes hereof, "net equity" shall mean gross offering proceeds excluding proceeds of shares sold under the DRP program and net of stock issuance costs not to exceed fifteen percent (15%).

(b)        Fixed Charge Coverage Ratio.    The REIT will not permit the Fixed Charge Coverage Ratio, determined for any period set forth below, to be less than the ratio set forth below opposite such period:

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Period	Ratio
Effective Date up to 1st Anniversary of Effective Date	Allowed to be less than 1.50
Commencing the first calendar quarter ending after the 1st Anniversary of Effective Date	no less than 1.50 calculated on trailing 3 month basis
Commencing the second calendar quarter ending after the 1st Anniversary of Effective Date	no less than 1.50 calculated on trailing 6 month basis
Commencing the third calendar quarter ending after the 1st Anniversary of Effective Date	no less than 1.50 calculated on trailing 9 month basis
Commencing the fourth calendar quarter ending after the 1st Anniversary of Effective Date and for all future periods	no less than 1.50 calculated on trailing 12 month basis

(c)      Leverage Ratio.    The REIT will not permit the Leverage Ratio, determined for any period, to be more than sixty percent (60%).

(d)      Minimum Liquidity Requirement.    The REIT shall maintain unencumbered liquidity in an amount which is not less than the lesser of: (i) five percent (5%) of Consolidated Total Asset Value, or (ii) $10,000,000.00.

(e)      Guaranties.    The REIT will not provide Guarantees for more than thirty percent (30%) of any committed Indebtedness that is consolidated on the REIT's balance sheet, excluding this Loan unless approved by the Lender in its sole discretion. The REIT shall be prohibited from providing Guarantees of any Indebtedness that is not consolidated on the REIT’s balance sheet unless approved by the Lender in its sole discretion.

(f)      Dividend Payout Ratio.    The REIT shall not pay out more than one hundred percent (100%) of its Modified Funds From Operations in dividends, tested quarterly. Such pay out to include dividends paid during the quarter and exclude dividends paid to DRIP Participants. Notwithstanding the foregoing, during the period from the Effective Date of this Agreement until commencement of the calculation at the date of the first full calendar quarter following the eighteenth (18th) month following the Effective Date of this Agreement, the REIT shall be allowed to pay out more than one hundred percent (100%) of its Modified Funds From Operations in dividends.

(g)      Limitation on REIT’s Permitted Investments.    The REIT shall invest no more than thirty percent (30%) of the REIT’s Consolidated Total Asset Value in (i) vacant land, (ii) investments in equity securities (including, but not limited to, common and preferred real estate related equity securities issued by public and private real estate companies) and (iii) Real Estate Loan Investments.

SECTION 6.14. Government Regulation.    The Loan Parties will not: (1) be or become subject at any time to any Legal Requirement, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lender from making any advance or extension of credit to the Loan Parties or from otherwise conducting business with the Loan Parties, or (2) fail to provide documentary and other evidence of any Loan Party's identity as may be requested by the Lender at any time to enable the Lender to verify its identity or to comply with any

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applicable Legal Requirement, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

  SECTION 6.15. SINGLE PURPOSE ENTITY.

  (a)          The REIT and the Borrower each covenants and agrees that each Borrowing Base Subsidiary has not and shall not:

(i)	engage in any business or activity other than the acquisition, ownership, operation and maintenance of applicable Borrowing Base Properties, and activities incidental thereto;

(ii)

acquire or own any material asset other than (i) the applicable Borrowing Base Property, and (ii) such incidental personal property as may be necessary for the operation of the applicable Borrowing Base Property;

(iii)

merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Lender’s consent, except that Borrowing Base Subsidiaries may from time to time sell one or more Borrowing Base Properties in connection with paying to Lender the Allocated Note Amounts applicable thereto;

(iv)

fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Lender, amend, modify, terminate or fail to comply with the provisions of the Borrowing Base Subsidiary’s organizational documents;

(v)	own any subsidiary or make any investment in or acquire the obligations or securities of any other person or entity without the consent of the Lender;

(vi)

commingle its assets with the assets of any of its partner(s), members, shareholders, affiliates, or of any other person or entity or transfer any assets to any such person or entity other than distributions on account of equity interests in the Borrowing Base Subsidiary permitted hereunder and properly accounted for;

(vii)

incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan, except to the REIT, the Borrower and the REIT’s advisor for unsecured trade and operational debt incurred in the ordinary course of its business of owning and operating the Borrowing Base Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due and provided in any event the outstanding principal balance of such debt shall not exceed at any one time one percent (1%) of the applicable outstanding Allocated Loan Amount;

(viii)	allow any person or entity to pay its debts and liabilities (except a Guarantor, or the REIT, the Borrower or the REIT’s advisor) or fail to pay its debts and liabilities solely from its own assets;

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(ix)

fail to maintain its records, books of account and bank accounts separate and apart from those of the shareholders, partners, members, principals and affiliates of the Borrowing Base Subsidiary and the affiliates of a shareholder, partner or member of the Borrowing Base Subsidiary in accordance with GAAP and susceptible to audit;

(x)

enter into any contract or agreement with any shareholder, partner, member, principal or affiliate of the Borrowing Base Subsidiary, any guarantor of all or a portion of the Indebtedness (a “Guarantor”) or any shareholder, partner, member, principal or affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any shareholder, partner, member, principal or affiliate of the Borrowing Base Subsidiary or Guarantor, or any shareholder, partner, member, principal or affiliate thereof;

(xi)	seek dissolution or winding up, in whole or in part, while such entity is a Borrowing Base Subsidiary;

(xii)	[Intentionally Deleted];

(xiii)

guarantee or become obligated for debts of any other entity or person, or hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another person or entity or allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of the Borrowing Base Subsidiary (except for a Guarantor);

(xiv)

make any loans or advances to any third party, including any shareholder, partner member, principal or affiliate of the Borrowing Base Subsidiary, or any shareholder, partner, member, principal or affiliate thereof;

(xv)	if applicable, fail to file its own income tax returns to the extent the Borrowing Base Subsidiary is not a disregarded entity for Federal tax purposes,;

(xvi)

fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that the Borrowing Base Subsidiary is responsible for the debts of any third party (including any shareholder, partner, member, principal or affiliate of the Borrowing Base Subsidiary, or any shareholder, partner, member, principal or affiliate thereof);

(xvii)

fail to allocate fairly and reasonably among the Borrowing Base Subsidiary and any third party (including, without limitation, any Guarantor) any overhead for common employees, shared office space or other overhead and administrative expenses;

(xviii)	[Intentionally Deleted];

(xix)	fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

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(xx)

file a voluntary petition or otherwise initiate proceedings to have the Borrowing Base Subsidiary or any general partner, manager or managing member of the Borrowing Base Subsidiary adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Borrowing Base Subsidiary or any general partner, manager or managing member of the Borrowing Base Subsidiary, or file a petition seeking or consenting to reorganization or relief of the Borrowing Base Subsidiary or any general partner, manager or managing member of the Borrowing Base Subsidiary as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Borrowing Base Subsidiary or any general partner, manager or managing member of the Borrowing Base Subsidiary; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequester, custodian, liquidator (or other similar official) of the Borrowing Base Subsidiary or any general partner, manager or managing member of the Borrowing Base Subsidiary or of all or any substantial part of the properties and assets of the Borrowing Base Subsidiary or any general partner, manager or managing member of the Borrowing Base Subsidiary, or make any general assignment for the benefit of creditors of the Borrowing Base Subsidiary or any general partner, manager or managing member of the Borrowing Base Subsidiary, or admit in writing the inability of the Borrowing Base Subsidiary or any general partner, manager or managing member of the Borrowing Base Subsidiary to pay its debts generally as they become due or declare or effect a moratorium on the Borrowing Base Subsidiary or any general partner, manager or managing member of the Borrowing Base Subsidiary debt or take any action in furtherance of any such action;

(xxi)	[Intentionally Deleted];

(xxii)	conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Borrowing Base Subsidiary or the creditors of any other personal or entity;

(xxiii)	fail to hold its assets in its own name; or

(xxiv)	have any of its obligations guaranteed by an affiliate except the Borrower and the REIT in connection with the Loan.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)          the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable;

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(c)      any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)      any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI;

(e)      any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) ten (10) days after the earlier of knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 (other than with respect to a Loan Party’s existence), 5.04 through 5.07, 5.09, 5.10 or 5.12 of this Agreement or (ii) fifteen (15) days after the earlier of knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of any other Section of this Agreement;

(f)      [INTENTIONALLY DELETED];

(g)      [INTENTIONALLY DELETED];

(h)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Borrowing Base Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)      any Loan Party or any shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)      any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)      one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000.00 shall be rendered against any Loan Party and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could

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reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith or transferred to bond by proper proceedings diligently pursued;

(l)      any breach of the provisions of Section 3.10 hereof;

(m)      a Change in Control shall occur;

(n)      the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o)      the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(p)      any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;

(q)      any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(r)      any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such Loan Party having a fair market value in excess of $5,000,000.00;

(s)      the REIT shall, for any reason, lose or fail to maintain its status as a Real Estate Investment Trust; or

(t)      The occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to any Swap Agreement;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitment, and thereupon the Revolving Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower

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described in clause (h) or (i) of this Article, the Revolving Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Lender may increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC. However, if a Default exists with respect to any Borrowing Base Property under this Loan, then upon Borrower’s receipt of written notification by Lender to Borrower and the affected Borrowing Base Subsidiary regarding such Default, either the Borrower or the Borrowing Base Subsidiary may cure such Default or non-compliance by taking either of the following actions: (a) repaying the Allocated Loan Amount with respect to such Borrowing Base Property within ten (10) Business Days following receipt of such written notice, following which action the Borrowing Base Subsidiary and its Borrowing Base Property shall be fully released of and from any obligations under any of the Loan Documents, or (b) offering for Lender’s approval a replacement Borrowing Base Property which must meet the requirements of Section 5.17 of this Agreement, and unless Lender accepts such replacement Borrowing Base Property (whereupon the Default or non-compliance shall be deemed cured), Borrower shall repay the aforesaid Allocated Loan Amount within ten (10) Business Days following receipt of written notice from Lender that such replacement Borrowing Base Property is not acceptable to Lender in accordance with the terms of Section 5.17.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any Loan Party, to the Borrower at:

       P.O. Box 4920

       Orlando, FL 32802

       Attention: Steven Shackelford

       Facsimile No: (407) 650-1136

       With a copy to:

       Dale A. Burket

       Lowndes Drosdick Doster Kantor & Reed, P.A.

       215 North Eola Drive

       Orlando, FL 32802

       Facsimile No. (407) 843-4444

(ii)	if to the Lender, to JPMorgan Chase Bank, N.A. at:

       2200 Ross Avenue, 9th Floor

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       Dallas, Texas 75201

       Attention: Commercial Real Estate Manager

       Facsimile No: (214) 965-3127

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)          Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Lender. The Lender or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.02. Waivers; Amendments.

(a)          No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Lender may have had notice or knowledge of such Event of Default at the time.

(b)          Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

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SECTION 8.03. Expenses; Indemnity; Damage Waiver.

(a)          The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of any counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)	Appraisals and insurance reviews;

(ii)

field examinations and the preparation of Reports based on the reasonable fees charged by a third party retained by the Lender or the internally allocated fees for each Person employed by the Lender with respect to each field examination;

(iii)

taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender’s Liens;

(iv)	sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v)

forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.17(c).

(b)          The Borrower shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Borrowing Base Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Borrowing Base Subsidiaries, or (iv) the failure of the Borrower to deliver to the Lender the required receipts or other required documentary evidence with respect to a payment made by the Borrower for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall

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not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE BORROWER AND THE BORROWER AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE.

(c)      The relationship between any Loan Party on the one hand and the Lender on the other hand shall be solely that of debtor and creditor. The Lender (i) shall not have any fiduciary responsibilities to any Loan Party or (ii) does not undertake any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(d)      All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 8.04. Successors and Assigns.

(a)      The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)      The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that, except in the case of an assignment to an Affiliate of the Lender or an Approved Fund, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld); and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 8.03). The Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. Any assignment or transfer by the Lender of rights or obligations under this Agreement that

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does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

For the purposes of this Section 8.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

(c)      The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement, and (iv) the Borrower shall incur no additional expense, requirements or obligations as a result of such participations. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(d)      A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(e)      The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

SECTION 8.05. Survival.    All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitment has not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Commitment or the termination of this Agreement or any provision hereof.

SECTION 8.06. Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This

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Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 8.07. Severability.    Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08. Right of Setoff.    If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or such Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a)      The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of Florida, but giving effect to federal laws applicable to national banks.

(b)      Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or Texas State court sitting in Dallas, Texas in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender, the Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)      Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby

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irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)      Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01.    Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10. WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11. WAIVER OF SPECIAL DAMAGES.    TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST THE BANK, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, THE LOAN OR THE USE OF THE PROCEEDS THEREOF.

SECTION 8.12. Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.13. Confidentiality.    The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender, the Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the

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time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.14. Nonreliance; Violation of Law.    The Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

SECTION 8.15. USA PATRIOT Act.    The Lender hereby notifies the Borrower that pursuant to the requirements of Section 326 of the USA Patriot Act of 2001 31 U.S.C. Section 5318 (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

SECTION 8.16. Disclosure.    Each Loan Party hereby acknowledges and agrees that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 8.17. Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 8.18. Extension Option.    Subject to the terms of this Agreement, and provided (i) no Default or Event of Default shall have occurred, and (ii) no material adverse change in the financial condition or operation of any Loan Party or any other Collateral shall have occurred, at the Borrower's request, the Maturity Date may be extended for twelve (12) months beginning on and including the originally scheduled Maturity Date (the originally scheduled Maturity Date, as extended for twelve (12) months, being herein called the “Extended Maturity Date”); provided, however, that (a) the Lender shall have received written notice at least ninety (90) days prior to the Maturity Date that the Loan Parties desire such extension and certifying that no Default or Event of Default has occurred, that no material adverse change in the financial condition of the Loan Parties or any other Collateral has occurred, and reaffirmation of the Loan Guaranty, (b) the Loan Parties shall execute and deliver to the Lender a Renewal, Extension and Modification Agreement (the “Renewal and Extension Agreement”) in form and substance satisfactory to the Loan Parties and the Lender, whereby the Loan Parties and the Lender shall agree to extend the Maturity Date for twelve (12) months (it being agreed that during such renewal period accrued and unpaid interest shall continue to be due and payable on the Interest Payment Dates and after which time all principal and accrued interest then unpaid shall be finally due and payable), (c) the Borrower shall have paid to the Lender a renewal fee of not less than one half of one percent (0.50%) of the Revolving Commitment, which amount shall be deemed earned and accrued on the effective date of

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such Renewal and Extension Agreement, and (d) all conditions to such renewal contained in Section 8.19 of this Agreement shall have been, in the Lender’s reasonable opinion, satisfied in full.

SECTION 8.19. Conditions to Extension Option.    The obligation of the Lender to extend the Maturity Date to the Extended Maturity Date under Section 8.18 is further conditioned upon receipt by the Lender of the following evidence, instruments and documents:

(a)      The Renewal and Extension Agreement completed in accordance with this Agreement and duly executed by the Loan Parties;

(b)      An endorsement to each Mortgage Policy issued to the effect that each Mortgage Policy shall remain in full force and effect and unimpaired, notwithstanding the modifications contained in the Renewal and Extension Agreement;

(c)      A letter agreement from each Loan Guarantor confirming and reaffirming that the Loan Guaranty remains in full force and effect, and that payment of the Note, as renewed and extended, is guaranteed by the Loan Guaranty and that the Lender is entitled to any and all benefits accruing to it pursuant to the Loan Guaranty;

(d)      A letter agreement from the REIT, the Borrower, each Loan Guarantor and the other Loan Parties confirming and reaffirming that the representations and warranties contained in the Loan Documents;

(e)      The Borrowing Base, as reasonably determined by Lender, is in compliance with this Agreement;

(f)      Appraisals of all Borrowing Base Properties, satisfactory to Lender in Lender’s sole discretion, dated within six (6) months of the Maturity Date; and

(g)      Such other documents, instruments and items as the Lender shall reasonably require.

ARTICLE IX

Loan Guaranty

SECTION 9.01. Guaranty.    Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lender, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Lender in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

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SECTION 9.02. Guaranty of Payment.    This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 9.03. No Discharge or Diminishment of Loan Guaranty.    (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(a)      The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(b)      Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 9.04. Defenses Waived.    To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other

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accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 9.05. Rights of Subrogation.    No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Lender.

SECTION 9.06. Reinstatement; Stay of Acceleration.    If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 9.07. Information.    Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that the Lender shall not have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 9.08. Termination.    The Lender may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lender for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

SECTION 9.09. Taxes.    All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 9.10. Maximum Liability.    The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under

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this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lender to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lender hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 9.11. Contribution.    In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article IX, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Lender and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 9.12. Liability Cumulative.    The liability of each Loan Party as a Loan Guarantor under this Article IX is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Signature Page(s) Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

MACQUARIE CNL INCOME, LP, a Delaware limited partnership

By:	Macquarie CNL Income GP, LLC,
a Delaware limited liability company
its General Partner

	By:	Macquarie CNL Global Income Trust,
Inc., a Maryland corporation
its Managing Member

		By:	/s/ Robert A. Bourne

	Name:	Robert A. Bourne
	Title:	Chief Executive Officer

REIT, LOAN GUARANTOR AND LOAN PARTY

MACQUARIE CNL GLOBAL INCOME TRUST, INC., a Maryland corporation

By:	/s/ Robert A. Bourne

Name:	Robert A. Bourne
Title:	Chief Executive Officer

LENDER

JPMORGAN CHASE BANK, N.A.

By:	/s/ Clayton D. Conger

Name:	Clayton D. Conger

Title:	Credit Banker

Signature Page to

Credit Agreement

AUS:0041907/00169:444711v12

EXHIBIT A

BORROWING BASE CERTIFICATE

[Omitted as not necessary to an understanding of the Credit Agreement]

AUS:0041907/00169:444711v12	Exhibit A – Page 1

EXHIBIT B

COMPLIANCE CERTIFICATE

To: JPMorgan	Chase Bank, N.A.

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of                                          (as amended, modified, renewed or extended from time to time, the “Agreement”) among Macquarie CNL Income LP (the “Borrower”), Macquarie CNL Global Income Trust, Inc., the other Loan Parties and JPMorgan Chase Bank, N.A., as Lender. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.        I am the duly elected                                                               of the Borrower;

2.        I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Loan Parties during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Loan Parties on a consolidated basis in accordance with GAAP consistently applied.

3.        The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

4.        I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization (without having given the Lender the notice required by Section 3.15 of the Security Agreement);

5.        Schedule I attached hereto sets forth financial data and computations evidencing the Loan Parties’ compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

6.        Schedule II hereto sets forth the computations necessary to determine the applicable interest rates commencing on the Business Day this certificate is delivered.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Loan Parties have taken, is taking, or proposes to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

AUS:0041907/00169:444711v12	Exhibit B – Page 1

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of                                         .

By:

Name:

Title:

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SCHEDULE I

Compliance as of                 ,         with

Provisions of and of

the Agreement

[Omitted as not necessary to an understanding of the Credit Agreement]

AUS:0041907/00169:444711v12	Exhibit B – Page 3

SCHEDULE II

Borrower’s Applicable Interest Rate Calculations

[Omitted as not necessary to an understanding of the Credit Agreement]

AUS:0041907/00169:444711v12	Exhibit B – Page 4

EXHIBIT C

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                 ,         , 20        , is entered into between                                                              , a                              (the “New Borrowing Base Subsidiary”) and JPMORGAN CHASE BANK, N.A. (the “Lender”) under that certain Credit Agreement, dated as of                 ,         , 2011 among Macquarie CNL Income, LP (the “Borrower”), Macquarie CNL Global Income Trust, Inc., as a Loan Party, the other Loan Parties party thereto, and the Lender (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Borrowing Base Subsidiary and the Lender, hereby agree as follows:

1.        The New Borrowing Base Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement: (i) the New Borrowing Base Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement, and (ii) the New Borrowing Base Subsidiary will be deemed to be a “Grantor” under the Security Agreement, and shall have all the obligations of a “Grantor” thereunder as if it had executed the Security Agreement. The New Borrowing Base Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article IX of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Borrowing Base Subsidiary, subject to the limitations set forth in Section 9.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Lender and the Lender, as provided in Article IX of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Borrowing Base Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2.        If required, the New Borrowing Base Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Lender in accordance with the Credit Agreement.

3.        The address of the New Borrowing Base Subsidiary for purposes of Section 8.01 of the Credit Agreement is as follows:

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4.        The New Borrowing Base Subsidiary hereby waives acceptance by the Lender of the guaranty by the New Borrowing Base Subsidiary upon the execution of this Agreement by the New Borrowing Base Subsidiary.

5.        This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6.        THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

IN WITNESS WHEREOF, the New Borrowing Base Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Lender, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW BORROWING BASE SUBSIDIARY]

By:

Name:

Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A.

By:

Name:

Title:

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EXHIBIT D

FORM DEED OF TRUST AND SECURITY AGREEMENT

[INCLUDING REQUIRED INSURANCE PROVISIONS]

[Omitted – applicable executed Deed of Trust and Security Agreement to be filed as exhibit to Current Report under which the related property acquisition is reported.]

AUS:0041907/00169:444711v12	Exhibit D – Cover Page

EXHIBIT E

FORM ASSIGNMENT OF RENTS

[Omitted – applicable executed Assignment of Rents to be filed as exhibit to Current Report under which the related property acquisition is reported.]

AUS:0041907/00169:444711v12	Exhibit E – Cover Page

EXHIBIT F

FORM ENVIRONMENTAL INDEMNITY AGREEMENT

[Omitted – applicable executed Environmental Indemnity Agreement to be filed as exhibit to Current Report under which the related property acquisition is reported.]

AUS:0041907/00169:444711v12	Exhibit F – Cover Page

SCHEDULE 3.05

PROPERTIES

NONE

AUS:0041907/00169:444711v12	Schedule 3.05 – Page 1

SCHEDULE 3.06

DISCLOSED MATTERS

NONE

AUS:0041907/00169:444711v12	Schedule 3.06 – Page 1

SCHEDULE 3.12

MATERIAL AGREEMENTS

NONE

AUS:0041907/00169:444711v12	Schedule 3.12 – Page 1

SCHEDULE 3.14

INSURANCE

NONE

AUS:0041907/00169:444711v12	Schedule 3.14 – Page 1

SCHEDULE 3.15

CAPITALIZATION AND SUBSIDIARIES

SUBSIDARY	RELATIONSHIP	REIT

Macquarie CNL Income, LP, a Delaware limited partnership	99% owned subsidiary of REIT; 1% owned subsidiary of Macquarie CNL Income GP, LLC	Macquarie CNL Global Income Trust, Inc., a Maryland Corporation

Macquarie CNL Income GP, LLC a Delaware limited liability company	Wholly-owned subsidiary of REIT	Macquarie CNL Global Income Trust, Inc., a Maryland Corporation

AUS:0041907/00169:444711v12	Schedule 3.15 – Page 1